UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Santander Consumer USA Holdings Inc.

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SANTANDER CONSUMER USA HOLDINGS INC.

1601 Elm St. Suite 800

Dallas, Texas 75201

(214) 634-1110

June 15, 2015

Dear Santander Consumer USA Holdings Inc. Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders of Santander Consumer USA Holdings Inc., to be held on July 15, 2015. The Annual Meeting will begin promptly at 10:00 a.m., local time, at 1601 Elm Street, Suite 800, Dallas, Texas 75201.

A Notice of Annual Meeting of Stockholders and the Proxy Statement for the meeting are attached. To ensure your representation at the Annual Meeting, you are urged to vote by proxy via the Internet or telephone pursuant to the instructions provided in the enclosed proxy card; or by completing, dating, signing and returning the enclosed proxy card.

The Notice of Annual Meeting and Proxy Statement on the following pages contain information about the official business of the Annual Meeting. Whether or not you expect to attend, please vote your shares now. Of course, if you decide to attend the Annual Meeting, you will have the opportunity to revoke your proxy and vote your shares in person. This Proxy Statement is also available at http://www.proxypush.com/SC.

We gratefully acknowledge your continuing interest in our business, and we hope that you will attend the Annual Meeting.

Sincerely,

Thomas G. Dundon

Chairman and Chief Executive Officer

SANTANDER CONSUMER USA HOLDINGS INC.

1601 Elm St. Suite 800

Dallas, Texas 75201

(214) 634-1110

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 15, 2015

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Santander Consumer USA Holdings Inc. will be held at 1601 Elm Street, Suite 800, Dallas, Texas 75201 at 10:00 a.m., local time, on July 15, 2015, for the following purposes:

1.	To elect twelve (12) directors to the Board of Directors;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year;

3.	To approve, on a non-binding, advisory basis, named executive officer compensation;

4.	To hold a non-binding, advisory vote on the frequency of future advisory votes on named executive officer compensation; and

5.	To transact any business as may properly come before the Annual Meeting in accordance with the terms of our Third Amended and Restated Bylaws.

The Board of Directors has fixed the close of business on June 1, 2015 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

Eldridge A. Burns, Jr.

Secretary

June 15, 2015

Dallas, Texas

This Proxy Statement is being mailed beginning on or around June 15, 2015 to all stockholders entitled to vote at the Annual Meeting.

-i-

SANTANDER CONSUMER USA HOLDINGS INC.

1601 Elm St. Suite 800

Dallas, Texas 75201

(214) 634-1110

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

JULY 15, 2015

INFORMATION CONCERNING SOLICITATION AND VOTING

Introduction

We are furnishing this Proxy Statement on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Santander Consumer USA Holdings Inc. (“SCUSA” or the “Company”), a Delaware corporation, for use at our 2015 Annual Meeting of Stockholders, or at any adjournments or postponements of the meeting (the “Annual Meeting”), for the purposes set forth below and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 1601 Elm Street, Suite 800, Dallas, Texas 75201, at 10:00 a.m. local time, on July 15, 2015.

As used in this Proxy Statement, the terms “us”, “we”, “our”, and “SCUSA” refer to Santander Consumer USA Holdings Inc., and, where appropriate, Santander Consumer USA Holdings Inc., and its subsidiaries. The term “Common Stock” means shares of our common stock, par value, $.01 per share.

Stockholders Entitled to Notice and to Vote; Quorum

Only holders of record of our Common Stock at the close of business on June 1, 2015, which the Board of Directors has set as the record date, are entitled to notice of, and to vote at, the Annual Meeting. As of the record date, we had 357,753,809 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, and our shares of Common Stock were held by approximately 26 stockholders of record. Each stockholder of record of Common Stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. There are no cumulative voting rights in the election of directors.

The presence, in person or by proxy, of a majority of the votes entitled to be cast on a matter to be voted on at the Annual Meeting constitutes a quorum for action on that matter. The shares of Common Stock represented by properly executed proxy cards or properly authenticated voting instructions recorded electronically through the Internet or by telephone, will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Distinction Between Holding Shares as a Stockholder of Record and as a Beneficial Owner

Some of our stockholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

•	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered, with respect to those shares, the

“stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

•	Beneficial Owner. If your shares are held in a brokerage account, by a trustee or, by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

If you are not a stockholder of record, please understand that we do not know that you are a stockholder, or how many shares you own.

Voting Deadline

If you are a stockholder of record on the record date, then your proxy must be received no later than 5:00 p.m., Eastern time on July 14, 2015 to be counted. If you are the beneficial owner of your shares held through a broker, trustee, or other nominee, please follow the instructions of your broker, trustee, or other nominee in determining the deadline for submitting your proxy.

Voting without Attending the Annual Meeting

Whether you hold shares directly as a stockholder of record or through a broker, trustee, or other nominee, you may direct how your shares are voted without attending the Annual Meeting. You may give voting instructions by the Internet, by telephone, or by mail. Instructions are on the proxy card. The proxy holders will vote all properly executed proxies that are delivered in response to this solicitation, and not later revoked, in accordance with the instructions given by you.

Voting in Person

Shares held in your name as the stockholder of record on the record date may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the stockholder of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

The vote you cast in person will supersede any previous votes that you may have submitted, whether by Internet, telephone, or mail.

Voting Requirements

At the Annual Meeting, stockholders will consider and act upon (1) the election of twelve directors, (2) the ratification of the appointment of our independent registered public accounting firm, (3) the approval, on a non-binding, advisory basis, of named executive officer compensation, (4) a non-binding, advisory vote on the frequency of future advisory votes on named executive officer compensation, and (5) such other business as may properly come before the Annual Meeting.

Our Third Amended and Restated Bylaws (the “Bylaws”) provide that directors are elected by a plurality of the votes cast. This means that the director nominee with the most votes for a particular seat on the Board of Directors is elected for that seat. Only votes actually cast will be counted for purposes of determining whether a director nominee received the most votes for a particular seat on the Board of Directors. Abstentions and the withholding of authority by a stockholder (including broker non-votes) as to the election of directors (Proposal 1) are not treated as votes “cast” and thus have no effect on the results of the election.

Under our Bylaws, the ratification of the appointment of our independent registered public accounting firm (Proposal 2), the approval, on non-binding, advisory basis, of named executive officer compensation (Proposal 3), which we refer to as the say-on-pay proposal, and the non-binding, advisory vote on the frequency of future say-on-pay proposal voting (Proposal 4), which we refer to as the say-on-frequency proposal, must be approved by the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes are not treated as votes “cast” and thus have no effect on the vote for Proposals 2, 3 or 4.

Under current New York Stock Exchange (the “NYSE”) rules, a broker, bank or other nominee may exercise discretionary voting power for the ratification of the selection of Deloitte & Touche LLP. However, the election of directors, the say-on-pay proposal and the say-on-frequency proposal are non-routine matters and the NYSE does not permit a broker, bank or other nominee to exercise discretionary voting power with regard to such proposals. Therefore, if you are a beneficial owner and do not provide your broker, bank or other nominee with voting instructions on the election of directors, the say-on-pay proposal or the say-on frequency proposal, then your vote will not count either for or against the election of the nominees, the say-on-pay proposal or the say-on-frequency proposal.

As of May 7, 2015, our directors and executive officers owned or controlled the power to vote 42,800,333 shares of Common Stock eligible to be voted at the Annual Meeting (excluding options not exercisable prior to the record date), constituting approximately 11.73% of the outstanding Common Stock. In addition, Santander Holdings USA, Inc. (“SHUSA”), our controlling stockholder and a subsidiary of Banco Santander, S.A. (“Santander”), owns 210,995,049 shares of Common Stock, constituting approximately 59.03% of the outstanding Common Stock. We believe that our directors, executive officers and SHUSA will vote all of their shares of Common Stock in favor of the election of each of the director nominees, in favor of Proposals 2 and 3, and in favor of a 3-year frequency of future say-on-pay proposal voting, and, therefore, the outcome of these matters is reasonably assured.

Treatment of Voting Instructions

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the stockholder of record and sign and return a proxy card or vote by Internet or telephone without giving specific voting instructions, then your shares will be voted in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends (1) a vote for the election of Thomas G. Dundon, Jose Garcia Cantera, Stephen A. Ferriss, Victor T. Hill, Mónica López-Monís Gallego, Javier Maldonado, Blythe Masters, Robert J. McCarthy, Gerald P. Plush, William Rainer, Wolfgang Schoellkopf and Heidi Ueberroth to our Board of Directors, (2) a vote for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, (3) a vote for approval, on a non-binding, advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement and (4) a vote for the approval of holding an advisory say-on-pay vote on the compensation of our named executive officers every three years. In the event that any director nominee is unavailable for election, such shares may be voted for the election of such substitute nominee or nominees, if any, as the Board of Directors may select.

You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.

The persons identified as having the authority to vote the proxies granted by the proxy card will also have discretionary authority to vote, in their discretion, to the extent permitted by applicable law, on such other business as may properly come before the Annual Meeting and any postponement or adjournment. The Board of Directors is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons named in the proxy card will vote on such matter in their own discretion.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you have already provided to your broker, trustee, or other nominee.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

As of the date of our annual meeting, our Board will consist of twelve members. The current members are Roman Blanco, John H. Corston, Thomas G. Dundon, Stephen A. Ferriss, William P. Hendry, Matthew Kabaker, Gonzalo de Las Heras, Tagar C. Olson, Gerald P. Plush, Wolfgang Schoellkopf, Javier San Felix and Heidi Ueberroth.

SHUSA has the right to nominate eight members of our Board. See “—Nomination of Directors.” SHUSA has nominated Mr. Ferriss, Mr. Plush and Mr. Schoellkopf for reelection, and Mr. Garcia Cantera, Mr. Hill, Mr. Maldonado, Ms. Lopez Monis and Mr. McCarthy for election to the Board of Directors. Upon the recommendation of the Nominating and Governance Committee of the Board of Directors (the “NGC”), the Board of Directors has nominated Mr. Dundon and Ms. Ueberroth for reelection and Ms. Masters and Mr. Rainer for election to the Board of Directors. The Board has determined that Mr. Ferriss, Ms. Masters, Mr. McCarthy, Mr. Schoellkopf, Mr. Rainer and Ms. Ueberroth are independent directors.

Each of the directors elected at the Annual Meeting will be elected for a one-year term which expires at the next annual meeting and will serve until the director’s successor has been elected and qualified, or until the director’s earlier resignation or removal.

The Board of Directors recommends a vote FOR each of the nominees.

Information Concerning the Nominees

Biographical information for each nominee for election to our Board appears below. The information is based entirely upon information provided by the respective nominees.

Thomas G. Dundon

As one of our founding partners, Mr. Dundon, age 43, was named President in May 2005 and served in that position until November 2013. He became President and Chief Executive Officer in December 2006, and since such time he has served as a member of our board of directors. Mr. Dundon was appointed as the chairman of our board of directors on December 28, 2013 and also serves as chairman of our Executive Committee. Mr. Dundon is also a director of SHUSA and of the nonprofit Santander Consumer USA Inc. Foundation. Mr. Dundon holds a bachelor’s degree in economics from Southern Methodist University. Mr. Dundon has extensive knowledge and experience in consumer finance, and we believe he is qualified to serve on our Board.

José García Cantera

Mr. García Cantera, age 49, is Senior Executive Vice President of Santander and has served as Chief Financial Officer and Head of the Finance Division of Santander since January 2015. Prior to his current role, Mr. García Cantera was the head of Santander’s Global Wholesale Banking Division from May 2012 to January 2015, and served as Chief Executive Officer of Banesto from 2006 to May 2012, having joined the bank in September 2003 as Senior Executive Vice President of Wholesale Banking. Previously, he was a member of the Management Committee of Citigroup Europe, Middle East and Africa (“EMEA”) and a director of Citigroup Capital Markets UK and Citigroup EMEA. Mr. García Cantera is an industrial engineer and holds a master’s degree in business administration from IE Business School. Mr. García Cantera has extensive knowledge and experience in international finance, and we believe he is qualified to serve on our Board.

Stephen A. Ferriss

Mr. Ferriss, age 69, was appointed a director in November 2013 and also serves as the chairman of our Audit Committee and Compensation Committee. He has served as a director of SHUSA and Santander Bank, N.A., a wholly owned subsidiary of SHUSA (“SBNA”) since 2012 and serves as the chairman of the SHUSA and

SBNA Audit Committees and as a member of the SHUSA and SBNA Board Enterprise Risk Management Committees. He is also a member of SHUSA’s Board Capital and Regulatory Oversight Committees and of SBNA’s Bank Secrecy Act/Anti-Money Laundering Oversight Committee. He is the senior independent director and chairman of the Nominations Committee for Management Consulting Group PLC, London, a publicly traded company on the London Stock Exchange. He also has served as a Board member of Iberchem in Madrid, Spain since 2007, and previously served as a Board member of Santander Bancorp and Banco Santander Puerto Rico from 2002 to 2010 and as a member of the Audit Committee of those companies from 2004 to 2010. He previously served as President and Chief Executive Officer of Santander Investment Securities Inc. from 1999 to 2002 and held various roles at Bankers Trust (now Deutsche Bank Alex. Brown), including managing director and partner of the Bankers Trust Global Investment Bank in London and New York. Mr. Ferriss has a B.A. from Columbia College and an M.I.A. from Columbia University School of International Affairs. Mr. Ferriss brings extensive global experience to the Board as a result of these positions, and we believe he is qualified to serve on our Board.

Victor Hill

Mr. Hill, age 51, has served as Managing Director of Santander Consumer (UK) plc, which he founded, since July 2005 and as Managing Director of First National Motor plc, a subsidiary of Santander Consumer (UK), since February 2004. Mr. Hill joined Lombard North Central plc in 1982, remaining with the business through its change of ownership and rebranding to First National Motor plc in 1998. Mr. Hill has since held a number of executive positions at First National Motor plc, including Head of the Department—Customer Services (Motor Finance) of First National Bank plc from February 1994 to December 1999, Operations Director (Motor Finance) of First National Bank plc from January 2000 to April 2002, Group Customer Services Director of First National Bank plc from May 2002 to April 2003 and Director of First National Motor plc from April 2003 to February 2004. Mr. Hill also serves as a director of Hyundai Capital UK Ltd., Santander Consumer UK, PSA Finance plc and First National Motor plc. He has previously served as a director of several companies in the Abbey National Group from November 2003 to September 2009 and of GE Capital Bank Limited from January 2009 to May 2009. Mr. Hill has extensive experience in the auto finance industry, and we believe he is qualified to serve on our Board.

Mónica López-Monís Gallego

Ms. López-Monís, age 45, has served as the Chief Compliance Officer of Santander since April 2015 and as General Secretary and Secretary to the Board of Directors of Bankinter S.A. since 2014. She has held a number of executive positions at Santander, including as Vice Secretary to the Board of Directors of Santander from 2013 to 2014 and as General Secretary and Secretary to the Board of Directors of Banesto S.A. (“Banesto”) from 2009 to 2013. Prior to joining Santander, Ms. López-Monís was General Secretary and Secretary to the Board of Directors of Aldeasa S.A., a company specializing in the airport retail trade, and served as Director of Legal and Tax Consultancy for Bankinter S.A. from 2001 to 2005. She has been a director of Abertis Infraestructuras S.A. since March 2013 and served on the Board of Governors of the Bar Association of Madrid (Ilustre Colegio de Abogados de Madrid) from December 2007 to December 2012. She received her degrees in Law and in Economics and Business Sciences from University Pontificia de Comillas ICAI-ICADE. Ms. López-Monís has extensive knowledge of business and consumer finance and specialized experience in the compliance area, and we believe she is qualified to serve on our Board.

Javier Maldonado

Mr. Maldonado, age 52, has served as Senior Executive Vice President of Santander, Head of the New General Directorate for Coordination and Control of Regulatory Projects in the Risks Division, since September 2014. Previously, he served as Executive Committee Director, Head of Internal Control and Corporate Development, for Santander (UK) plc (“Santander UK”) from May 2012 to September 2014; Vice President in Charge of Closed Funds and Complaints for Banco Santander Brazil from October 2011 to April 2012; General Manager for Santander in the Middle East from January 2011 to September 2011; General Manager of Consumer

Finance for Santander in China in 2012; and Chief Executive Officer of the Wealth Management and Corporate Banking Division of Abbey National Bank from 2007 until 2010. Mr. Maldonado has served as a director of Saudi Hollandi Bank Riyadh since 2008, and previously served as a director of ABN AMRO Bank from 2007 to 2010 and of Banco Antonveneta Italy from 2007 to 2008. He holds law degrees from Northwestern University and Madrid University and practiced corporate and international law for 13 years. Mr. Maldonado has extensive knowledge and experience in international finance, and we believe he is qualified to serve on our Board.

Blythe Masters

Ms. Masters, age 46, is the Chief Executive Officer of Digital Asset Holdings, a company engaged in cryptographically secure settlement and ledger services. Previously, Ms. Masters held senior executive roles at J.P. Morgan Chase & Co., where she served as the head of its global commodity business from 2007 to 2014, as the head of Corporate & Investment Bank Regulatory Affairs from 2012 to 2014, and as Chief Financial Officer of J.P. Morgan’s investment bank from 2004 to 2007. Ms. Masters is the former chair of both the Global Financial Markets Association (GFMA) and the Securities Industry and Financial Markets Association, and currently serves on the boards of the Breast Cancer Research Foundation and the Global Fund for Women. She received her B.A. in economics from Trinity College, Cambridge University. Ms. Masters has extensive knowledge and experience in business, finance and regulatory affairs, and we believe she is qualified to serve on our Board.

Robert J. McCarthy

Mr. McCarthy, age 62, has served as Chairman of Hotel Development Partners since March 2014. Mr. McCarthy joined Marriott International, Inc. in 1975, where he served in various leadership positions including Senior Vice President, Northeast Region from 1995 to 2000; Executive Vice President, Operations from 2000 to 2002; President, North America from 2003 to 2009; and Group President from 2009 to 2011, and served as Chief Operations Officer from March 2012 until February 2014. Mr. McCarthy currently is a member of the Board of Trustees at Villanova University and a member of the Board of Priton, LLC. Previously, Mr. McCarthy served as a director of the ServiceSource Foundation, as a member of the Autism Learning Center, as a member of the Dean’s Advisory Board at Cornell University School of Hotel Administration, as a member of the Dean’s Advisory Board at Villanova University School of Business and as a member of the board of managers at Avendra, LLC. Mr. McCarthy holds a B.S. in Business Administration from Villanova University and is a graduate of the Advanced Management Program at the Wharton School of Business at the University of Pennsylvania. Mr. McCarthy has extensive managerial and finance experience, and we believe he is qualified to serve on our Board.

Gerald P. Plush

Mr. Plush, age 56, has served as director since April 2014 and also serves as a member of our Nominating and Governance Committee and Executive Committee. Also, since April 2014, Mr. Plush has served as the Chief Financial Officer of SHUSA, where he is also a member of the SHUSA executive management committee. From December 2011 to September 2013, Mr. Plush was a member of the board of directors and President and Chief Operating Officer of Webster Bank, where he had previously served as Chief Financial Officer and Chief Risk Officer. Before joining Webster Bank, he also served in various roles at MBNA Corporation from 1995 to 2006, most recently as senior executive vice president and managing director for corporate development. Mr. Plush has a B.S. in accounting from St. Joseph’s University in Philadelphia, Pennsylvania and is a Certified Public Accountant and Certified Management Accountant. Mr. Plush has extensive knowledge and experience in business, finance and risk, and we believe he is qualified to serve on our Board.

William Rainer

Mr. Rainer, age 69, has had numerous leadership roles in the finance and banking industry. From 2001 to 2004, Mr. Rainer served as the Chairman and Chief Executive Officer of OneChicago, LLC, a regulated futures exchange. He has also served as the Chairman of the Commodity Futures Trading Commission from 1999 to 2001, as Chairman of the United States Enrichment Corporation from 1994 to 1998, and as Founder of Greenwich Capital Markets, Inc. from 1981 to 1988. Previously, Mr. Rainer held various leadership positions at Kidder, Peabody & Co., Inc. Mr. Rainer served as director of IQ Funds, a family of closed-end mutual funds, from 2004 until 2010. From 1996 to 2000 and from 2004 to 2008, Mr. Rainer served as a Trustee for Southern Methodist University. He has served as a member of the Dean’s Council of the Harvard Divinity School since 2003 and as its Chair from 2005 through June 2013. He is currently the Chairman of Shortridge Academy, Ltd. and New Braunfels Communication, Inc. He received his B.A. and MBA from Southern Methodist University. Mr. Rainer has extensive knowledge and experience in leadership of financial services firms, and we believe he is qualified to serve on our Board.

Wolfgang Schoellkopf

Mr. Schoellkopf, age 82, has served as director since January 2015 and also serves on our Audit Committee. He has had numerous leadership roles in the finance and banking industry, including service on boards of directors and audit committees. He has served on the boards of directors of SHUSA and of SBNA since 2009. Mr. Schoellkopf currently serves as Chairman of the Board Enterprise Risk Committees and a member of the Executive, Compensation, Capital and Audit Committees of SHUSA’s and SBNA’s boards, and a member of the Bank Secrecy Act/Anti-Money Laundering Oversight Committee and the Oversight Committee of SBNA’s board. From 2004 to 2009, Mr. Schoellkopf served as the Managing Partner of Lykos Capital Management, LLC, a private equity management company. He previously served as General Manager of Bank Austria Group’s U.S. operations from 2000 to 2002; as Vice Chairman and Chief Financial Officer of First Fidelity Bank N.A. from 1990 to 1996; and as an officer of Chase Manhattan Bank from 1963 to 1988, most recently, as Executive Vice President and Treasurer. From 1997 to June 2014, Mr. Schoellkopf served as a director of Sallie Mae Corporation, including service as its Lead Independent Director and as Chairman of its Compensation Committee. Since 2010, he has served on the Board of The Bank of N.T. Butterfield & Sons, Ltd. in Bermuda. Mr. Schoellkopf studied economics at the University of California, Berkeley, the University of Munich and Cornell University and lectured in economics at Cornell University and Princeton University. Mr. Schoellkopf has extensive knowledge and experience in finance, and we believe he is qualified to serve on our Board.

Heidi Ueberroth

Ms. Ueberroth, age 49, has served as director since April 2014 and serves as the chairman of our

Nominating and Governance Committee and as a member of our Compensation Committee. Ms. Ueberroth served in a variety of senior executive positions with the National Basketball Association from 1994 to

December 2013 including President of Global Marketing Partnerships and International Operations from 2006 to

2009; and President of NBA International from 2009 to December 2013. She currently serves as a director of the

Pebble Beach Company and of the Monterey Peninsula Foundation, as a trustee of the Cancer Research Institute and as a member of the Board of Visitors of the Arts and Science College of Vanderbilt University. Previously, she served on the board of directors of NBA China from 2008 through December 2013 and on the board of directors of Quiksilver from 2006 to 2008. Ms. Ueberroth holds a B.A. from Vanderbilt University. Ms. Ueberroth has extensive experience in business operations, international management and consumer marketing, and we believe she is qualified to serve on our Board.

Diversity in the Nomination Process

The Board of Directors is committed to diversified membership. The Board will not discriminate on the basis of race, color, national origin, gender, sexual orientation, religion, or disability in selecting nominees. Diversity and inclusion are values embedded into the Company’s culture and are fundamental to its business. In keeping with those values, when assessing a candidate, each of SHUSA, the NGC and the Board consider the different viewpoints and experiences that a candidate could bring to the Board and how those viewpoints and experiences could enhance the Board’s effectiveness in the execution of its responsibilities. In addition, the Board assesses the diversity of the Board and Board committees as a part of its annual self-evaluation process.

Director Compensation

We have adopted a director compensation policy that provides for the following compensation for independent members of our Board of Directors:

•	An annual cash board retainer of $80,000; plus

•	An additional annual cash retainer of $20,000 for the chair of the Audit Committee of our Board of Directors; plus

•	An additional annual cash retainer of $10,000 for being a member of the Audit Committee; plus

•	An additional annual cash retainer of $10,000 for the chair of any other committee of our Board of Directors; plus

•	An additional annual cash retainer of $10,000 for being a member of any other committee; plus

•	An annual grant of stock options or restricted stock units with a grant date fair value equal to $50,000 that vest ratably over three years.

Effective on July 24, 2014, the additional cash retainer for the chairman of the Audit Committee was increased from $20,000 to $40,000, and the additional cash retainer for a member of the Audit Committee was increased from $10,000 to $20,000. These increases reflect the applicable directors’ increased involvement and additional efforts on the Audit Committee in fiscal year 2014 in connection with the Company being a publicly-traded company within the financial services industry.

The Compensation Committee periodically reviews the form and amount of director compensation and recommends changes to the Board, as appropriate.

Non-independent directors do not receive cash retainers for their service on the Board of Directors. We may reimburse directors for their expenses in connection with their Board service or pay such expenses directly. We also pay the premiums on directors’ and officers’ liability insurance covering the directors.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2014

The following table provides information regarding compensation received in 2014 by each non-employee member of our Board of Directors who served as a director during any part of 2014.

Name(1)(2)	Fees Earned or Paid in Cash ($)	Option Awards(3)($)		Total ($)
Gonzalo de Las Heras	—	—		—
Alberto Sánchez(4)	—	—		—
Juan Carlos Alvarez(5)	—	—		—
Roman Blanco	—	—		—
John H. Corston	—	—		—
Stephen A. Ferriss	$140,000	$41,552	(6)	$181,552
William P. Hendry	$50,000	$19,750	(7)	$69,750
Matthew Kabaker	—	—		—
Javier San Felix	—	—		—
Tagar C. Olson	—	—		—
Gerald P. Plush	—	—		—
Heidi Ueberroth	$76,667	$16,611	(8)	$93,278
Juan Andres Yanes(9)	—	—		—
Daniel Zilberman(10)	—	—		—

(1)	Under the Company’s director compensation policy, only independent directors are compensated for their service on the Board.

(2)	Mr. Schoellkopf was appointed to the Board as an independent director on January 27, 2015, and therefore, did not receive any compensation for service on the Board during 2014.
(3)	Amounts in this column represent the grant date fair value of option awards computed in accordance with FASB ASC Topic 718. See Note 1 “Description of Business, Basis of Presentation, and Significant Accounting Policies and Practices—Stock Based Compensation” and Note 16, “Employee Benefit Plans” of our consolidated financial statements filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2014 for an explanation of the assumptions made in valuing these awards.
(4)	Mr. Sánchez resigned from the Board effective May 31, 2015.
(5)	Mr. Alvarez resigned from the Board effective April 29, 2014.
(6)	The aggregate number of shares underlying stock option awards outstanding at December 31, 2014 for Mr. Ferriss was 5,207.
(7)	The aggregate number of shares underlying stock option awards outstanding at December 31, 2014 for Mr. Hendry was 2,500.
(8)	The aggregate number of shares underlying stock option awards outstanding at December 31, 2014 for Ms. Ueberroth was 2,203.
(9)	Mr. Yanes resigned from the Board effective June 24, 2014.
(10)	Mr. Zilberman resigned from the Board effective January 27, 2015.

10

CORPORATE GOVERNANCE

Corporate Governance Guidelines

In performing its role, our Board is guided by our Corporate Governance Guidelines, which establish a framework for the governance of the Board and the management of our Company. The guidelines were adopted by the Board and reflect regulatory requirements and broadly recognized governance best practices, including the NYSE corporate governance listing standards. They are reviewed regularly and updated as appropriate. The full text can be found on our website at http://investors.santanderconsumerusa.com/governance/governance-documents/default.aspx

Director Independence

Because SCUSA is a controlled company, we are exempt from the requirement in the NYSE Listed Company Rules that a majority of our directors must be independent. In addition, we are exempt from the requirement that our NGC and our Compensation Committee be composed solely of directors who meet additional, heightened independence standards applicable to members of such committees under the NYSE Listed Company Rules and the rules of the Securities and Exchange Commission (“SEC”). However, effective January 22, 2015, SCUSA was subject to the requirement that all members of the Audit Committee satisfy independence requirements set forth under the NYSE Listed Company Rules and meet the additional criteria for independence of audit committee members set forth in Rule of 10A-3(b)(1) under the Exchange Act.

In making independence determinations, the Board complies with all NYSE and SEC criteria and considers all relevant facts and circumstances. Under the NYSE Listed Company Rules, to be considered independent the director must not have a disqualifying relationship, as defined in the NYSE Listed Company Rules; and the Board must affirmatively determine that the director otherwise has no direct or indirect material relationship with the Company.

The Board has determined that Mr. Ferriss, Mr. Hendry, Mr. Schoellkopf and Ms. Ueberroth (the “Independent Directors”) and Ms. Masters, Mr. McCarthy and Mr. Rainer (the “Independent Nominees”) are independent as defined by the NYSE Listed Company Rules and the SEC’s rules. The Board has also determined that each member of the Audit Committee (Mr. Ferriss, Mr. Hendry and Mr. Schoellkopf) is an “audit committee financial expert” in accordance with the definition established by the SEC. Further, all of the directors, except for Mr. Dundon (the “Outside Directors”) qualify as outside directors as defined by the NYSE Listed Company Rules.

Board of Directors and Committee Meetings

During 2014, the Board of Directors held 14 meetings. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board on which he or she served, except for Mr. San Felix, who attended 50% of the meetings of the Board. The Outside Directors met regularly in executive sessions, with the Lead Outside Director chairing the sessions of Outside Directors.

Board Committees

The Board has five standing committees: the Audit Committee; the Compensation Committee; the Nominating and Governance Committee; the Board Enterprise Risk Committee; and the Executive Committee. As described above, the Board has determined that all of the members of the Audit Committee are independent directors as defined in the NYSE Listed Company Rules and the additional criteria for independence of audit committee members set forth in Rule of 10A-3(b)(1) under the Exchange Act. The charters for each committee may be found on SCUSA’s website at http://investors.santanderconsumerusa.com/governance/governance-documents/default.aspx

The following summarizes the membership of each committee, as well as the primary roles and responsibilities of each committee and the number of times each committee met in 2014.

AUDIT COMMITTEE

The members of our Audit Committee are Mr. Ferriss (Chairman), Mr. Hendry and Mr. Schoellkopf. The Audit Committee met ten times during 2014. Among other things, our Audit Committee:

•	Reviews financial reporting policies, procedures, and internal controls.

•	Administers the appointment, compensation, and oversight of the Company’s independent accounting firm.

•	Pre-approves audit, audit-related, and non-audit services to be performed by the Company’s independent accounting firm.

•	Reviews and approves or ratifies all related-party transactions in accordance with the Company’s policies and procedures with respect to the Company’s Related Person Transactions Policy.

•	Oversees the Company’s internal audit function including approval of the annual internal audit plan and reviews appointment of, and the performance of, the Chief Internal Audit Officer.

•	Reviews risk management policies and procedures, as well as policies, processes, and procedures regarding compliance with applicable laws and regulations, as well as our Supplemental Statement of Ethics and Code of Ethics for the Chief Executive Officer and Senior Financial Officers.

The Board has determined that each of the members is “independent” as defined by Section 10A(m)(3) of the Exchange Act, Rule 10A-3 under the Exchange Act, and the NYSE Listed Company Rules. The Board has also determined that each of the members is “financially literate” as required by Section 303A.07 of the NYSE Listed Company Rules and an “audit committee financial expert” as defined in the SEC’s rules.

COMPENSATION COMMITTEE

The members of our Compensation Committee are Mr. Ferriss (Chairman), Ms. Ueberroth and Mr. Blanco. The Compensation Committee met three times during 2014. Among other things, our Compensation Committee:

•	Reviews and approves the compensation of the Chief Executive Officer and other executive officers.

•	Reviews and makes recommendations to the Board regarding the compensation of the Independent Directors.

•	Approves and evaluates all compensation plans, policies and programs of the Company as they affect the Company’s directors, Chief Executive Officer and other executive officers.

•	Sets performance measures and goals and verifies the attainment of performance goals under performance-based incentive compensation arrangements applicable to the Company’s Chief Executive Officer and certain other executive officers and employees.

•	Oversees the management development, succession planning, and retention practices for our executive officers.

The Board has determined Mr. Blanco, Mr. Ferriss and Ms. Ueberroth qualify as “outside” directors within the meaning of Internal Revenue Code Section 162(m) (“Section 162(m)”). The Board has determined that Mr. Ferriss and Ms. Ueberroth are “independent” as defined by the NYSE Listed Company Rules and qualify as “non-employee” directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (“Rule 16b-3”). Mr. Ferriss and Ms. Ueberroth constitute a subcommittee of the Compensation Committee when considering issues governed by Rule 16b-3.

NOMINATING AND GOVERNANCE COMMITTEE

The members of our Nominating and Governance Committee are Ms. Ueberroth (Chairman) and Mr. Plush. As the result of Mr. Sanchez’s resignation effective as of May 31, 2015, there is one vacancy on the Nominating and Governance Committee. The Nominating and Governance Committee met twice during 2014. Among other things, our Nominating and Governance Committee:

•	Oversees corporate governance issues and makes recommendations to the Board, including with respect to the Company’s Corporate Governance Guidelines.

•	Identifies, evaluates, and recommends candidates for nomination to the Board.

•	Reviews and makes recommendations to the Board regarding director independence.

The Board has determined that Ms. Ueberroth is “independent” as defined by the NYSE Listed Company Rules.

BOARD ENTERPRISE RISK COMMITTEE (“BERC”)

The members of our BERC are Mr. Corston (Chairman) and Mr. Kabaker. As the result of Mr. Sanchez’s resignation effective as of May 31, 2015, there is one vacancy on the BERC. The BERC met eight times during 2014. Among other things, our BERC:

•	Assesses and manages the Company’s enterprise risk, credit risk, market risk, operational risk, liquidity risk and other risk matters.

•	Provides oversight of a risk governance system reasonably designed to evaluate and control the Company’s risks.

•	Oversees and manages the Company’s activities related to capital planning and analysis.

The Board has determined that none of the members of the BERC are “independent” as defined by the NYSE Listed Company Rules.

EXECUTIVE COMMITTEE

The members of our Executive Committee are Mr. Dundon (Chairman), Mr. Plush and Mr. Kabaker. As the result of Mr. Sanchez’s resignation effective as of May 31, 2015, there is one vacancy on the Executive Committee. The Executive Committee did not meet during 2014. Our Executive Committee acts on the Board’s behalf between Board meetings on all matters that may be lawfully delegated.

The Board has determined that none of the members of the Executive Committee are “independent” as defined by the NYSE Listed Company Rules.

Board Leadership Structure and Risk Oversight

The Board is responsible for the oversight of management on behalf of our Company’s stockholders. The Board and its committees meet periodically throughout the year to (i) review strategy, business and financial performance, risk and control matters, and compensation and management development, and (ii) provide guidance to and oversight of, and otherwise assess and advise, the Chief Executive Officer and other senior executives. The Board’s leadership structure, described below, is designed to ensure that authority and responsibility are effectively allocated between the Board and management.

Our Board of Directors does not have any formal policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board, as the Board believes that it should have the flexibility to make this determination at any given point in time in the way that it believes best to provide appropriate leadership for us at that time. Our Board of Directors has not separated the positions of Chairman of the Board and Chief Executive Officer, and both positions are currently held by Mr. Dundon. The Board of Directors believes that this serves us well by creating a critical link between management and our Board, enabling our Board to perform its oversight function with the benefits of management’s perspectives on the business, facilitating communication between our Board and our senior management, and providing our Board of Directors with direct oversight of our business and affairs.

Alberto Sanchez served as our Board’s Vice Chairman and Lead Outside Director until his resignation from the Board effective as of May 31, 2015. The positions of Vice Chairman and Lead Outside Director are currently vacant. Our Vice Chairman acts as Chairman of the Board when Mr. Dundon is absent. Under our Corporate Governance Guidelines, the Lead Outside Director presides at executive sessions of the Outside Directors. The Lead Outside Director also presides over the Board when it considers the compensation of our CEO.

The Board has created a strong committee structure designed to ensure effective and efficient board operations. All committee chairs are independent, except for the chairman of the BERC and the Executive Committee, and are appointed annually by the Board. Committee chairs are responsible for calling meetings of their committees, presiding at meetings of their committees, approving agendas and materials for their committee meetings, serving as a liaison between committee members and the Board, and between committee members and senior management, including the CEO, and working directly with the senior management responsible for committee matters.

SCUSA has established a risk governance structure that assigns responsibility for risk management among front-line business personnel, an independent risk management function, and internal audit. According to this model, business owners maintain responsibility for identifying and mitigating the risks generated through their business activities. The Chief Risk Officer (“CRO”), who reports to the CEO and is independent of any business line, is responsible for developing and maintaining a risk framework that ensures risks are appropriately identified and mitigated, and for reporting on the overall level of risk in the Company. The CRO is also accountable to the BERC and to SHUSA’s Chief Risk Officer.

The BERC is charged with responsibility for establishing the governance over the risk management process, providing oversight in managing the aggregate risk position and reporting on the comprehensive portfolio of risk categories and the potential impact these risks can have on our risk profile. The BERC meets no less often than quarterly and is chartered to assist the Board in promoting the best interests of the Company by overseeing policies, procedures and risk practices relating to enterprise-wide risk and compliance with regulatory guidance. Members of the BERC are individuals whose experiences and qualifications can lead to broad and informed views on risk matters facing us and the financial services industry, including, but not limited to, risk matters that address credit, market, liquidity, operational, compliance, legal and other general business conditions. A comprehensive risk report is submitted by the CRO to the BERC and to the Board each quarter providing management’s view of our risk position.

In addition to the Board and the BERC, the CEO and CRO delegate risk responsibility to management committees. These committees include: the Asset Liability Committee, the Capital Committee and the Enterprise Risk Management Committee. The CRO participates in each of these committees.

Additionally, the Company has established an enterprise risk management (“ERM”) function to coordinate risk management activities. ERM has developed a Board-approved Enterprise-wide Risk Management Policy under which ERM implements procedures and programs to manage risk. ERM has developed a Risk Tolerance Statement, which is approved by the Board and details the types of risk and size of risk-taking activities permissible in the course of executing business strategy.

Nomination of Directors

The Stockholders Agreement, by and among SCUSA, SHUSA, Mr. Dundon, and certain other holders of SCUSA common stock, which we refer to as the Stockholders Agreement, provides SHUSA with special rights to nominate directors to our Board of Directors. See “Certain Relationships and Related Party Transactions—Stockholders Agreement” for further information. Pursuant to the Stockholders Agreement, because SHUSA currently holds a majority of SCUSA’s common stock, SHUSA is entitled to nominate a majority of our Board members. The Stockholders Agreement provides further that SHUSA may remove any director nominated by SHUSA with or without cause. In addition, SHUSA has the right to designate a replacement to fill a vacancy on our Board of Directors created by the departure of a director that was nominated by SHUSA, and we are required to take all action within our power to cause such vacancy to be filled by such designated replacement (including by promptly appointing such designee to the Board of Directors).

Also, pursuant to the Stockholders Agreement, Mr. Dundon has the right to serve on our Board so long as (i) he is the CEO of the Company or (ii) (a) he owns least 5% of our then-outstanding shares of common stock. (excluding shares acquired pursuant to any equity-based compensation plan) and (b) he has continued to comply with certain provisions of his employment agreement with the Company.

With respect to directors not nominated by SHUSA other than Mr. Dundon, the Board of Directors identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Board of Directors then identifies the desired skills and experience of a new nominee in light of the criteria described above. Current members of the Board of Directors are polled for suggestions as to individuals meeting the criteria described above. The Board of Directors may also engage in research to identify qualified individuals. In evaluating a director nominee, the Board of Directors considers the following factors:

•	our needs with respect to the particular talents and experience of our directors;

•	the nominee’s knowledge, skills and experience, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

•	whether the nominee is independent, as that term is defined under New York Stock Exchange listing standards;

•	the familiarity of the nominee with our industry;

•	the nominee’s experience in legal and regulatory affairs;

•	the nominee’s experience with accounting rules and practices; and

•	the desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board members.

Our goal is to assemble a Board of Directors that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board of Directors will also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees. The Board of Directors may also consider such other factors as it may deem in our best interests and the best interest of our stockholders. We also believe it may be appropriate for key members of our management to participate as members of the Board of Directors.

Subject to the rights of our majority stockholder and Mr. Dundon, stockholders may nominate candidates for election to the Board of Directors. In order to nominate a candidate for election to the Board of Directors, stockholders must follow the procedures set forth in our Bylaws, including timely receipt by the secretary of SCUSA of notice of the nomination and certain required disclosures with respect both to the nominating stockholder and the recommended director nominee. For complete description of the requirements and procedures for stockholder nominations, please refer to our Bylaws.

Directors may be elected by a plurality of votes cast at any meeting called for the election of directors at which a quorum is present. The presence of a majority of the holders of our Common Stock, whether in person or by proxy, constitutes a quorum. The Board of Directors did not receive any recommendations from stockholders (other than SHUSA) requesting that the Board of Directors consider a candidate for inclusion among the nominees in our Proxy Statement for this Annual Meeting. The absence of such a recommendation does not mean, however, that a recommendation would not have been considered had one been received.

Code of Conduct and Ethics

We have adopted our Business Conduct Statement as our Code of Conduct and Ethics applicable to all officers, directors and employees. The Business Conduct Statement is publicly available on our web site at http://investors.santanderconsumerusa.com.

Stockholder Communications with the Board of Directors

Every effort is made to ensure that the Board of Directors or individual directors, as applicable, hear the views of stockholders and that appropriate responses are provided to stockholders in a timely manner. Any matter intended for the Board of Directors, or for any individual member or members of the Board of Directors, should be directed to Santander Consumer USA Holdings Inc., Attn: (name of Board member(s)), Office of the Secretary, 1601 Elm Street, Suite 800, Dallas, Texas 75201, or e-mail the Office of the Secretary at corporate.secretary@santanderconsumerusa.com.

Director Attendance at Annual Meeting of Stockholders

We encourage all incumbent directors, as well as all nominees for election as director, to attend the Annual Meeting of Stockholders.

EXECUTIVE OFFICERS

The names, ages, and current positions of our executive officers as of the date of this proxy statement are listed in the table below. The Chief Executive Officer is elected by the Board of Directors. The Chief Executive Officer appoints all other executive officers with the advice of our Board of Directors, other than the Chief Financial Officer, the Chief Operating Officer, Originations and the Chief Operating Officer, Servicing each of whom are appointed by the Board of Directors with the advice of the Chief Executive Officer. Each executive officer holds office until his or her successor is elected and qualified. There are no family relationships among the executive officers nor is there any agreement or understanding between any officer and any other person pursuant to which the officer was elected.

Name	Age	Position
Thomas G. Dundon	43	Chairman and Chief Executive Officer
Jason A. Kulas	44	President and Chief Financial Officer
Jason W. Grubb	49	Chief Operating Officer, Originations
Brad Martin	39	Chief Operating Officer, Servicing
Eldridge A. Burns, Jr.	46	Chief Legal Officer
James W. Fugitt	42	Chief Information Officer
R. Michele Rodgers	45	Chief Compliance Officer
Michelle L. Whatley	44	Chief Human Resources Officer
Jennifer Popp	35	Deputy Chief Financial Officer
Richard Morrin	45	Executive Vice President, New Business
Peter Moenickheim	50	Chief Risk Officer
George F. Schmelzel, III	61	Executive Vice President, Personal Lending

Thomas G. Dundon, Chairman and Chief Executive Officer

Mr. Dundon’s biography is included under “—Information Concerning the Nominees” above.

Jason A. Kulas, President and Chief Financial Officer

Mr. Kulas has served as our President since November 2013 and our Chief Financial Officer since January 2007, joining us after serving as Managing Director in investment banking for JPMorgan Securities, Inc., where he was employed from 1995 to 2007. Mr. Kulas also worked as an analyst for Dun & Bradstreet and as an adjunct professor at Texas Christian University. Mr. Kulas served on our board of directors from 2007 to 2012 and currently serves as a member of the Board of the nonprofit Santander Consumer USA Inc. Foundation. Mr. Kulas holds a bachelor’s degree in chemistry from Southern Methodist University and a master’s degree in business administration from Texas Christian University.

Jason W. Grubb, Chief Operating Officer, Originations

Mr. Grubb joined us in November 2004 as our Senior Vice President of Servicing and has served as our Chief Operating Officer from January 2007 to October 2014 and as our Chief Operating Officer, Originations since October 2014. Prior to joining us, Mr. Grubb held positions at WFS Financial, Nissan Motor Acceptance Corp, and Commercial Financial Services at which he was responsible for servicing. Mr. Grubb holds a bachelor’s degree in finance from Oklahoma State University and a master’s degree in business administration from Our Lady of the Lake University.

Brad Martin, Chief Operating Officer, Servicing

Mr. Martin has served as our Chief Operating Officer, Servicing since October 2014 and prior to that served as our Executive Vice President of Business Operations since January 2011 and within our senior leadership team since 2005. Prior to entering the consumer finance industry in 2000, Mr. Martin served the United States as a Petty Officer in the United States Navy. Mr. Martin attended Dallas Baptist University.

Eldridge A. Burns, Jr., Chief Legal Officer and General Counsel

Mr. Burns has served as our Chief Legal Officer and General Counsel since January 2007. Prior to joining us, Mr. Burns served as Vice President and Senior Corporate Counsel for Blockbuster, Inc., where he managed real estate, mergers and acquisitions, and general corporate transactions. Prior to joining Blockbuster, Mr. Burns was an associate at Vinson & Elkins LLP. Mr. Burns is a member of the Texas Bar and Dallas Bar Associations, and has served as a member of the steering committee for the Texas Minority Counsel Program. He currently serves as a member of the board of the nonprofit Santander Consumer USA Inc. Foundation. Mr. Burns holds a bachelor’s degree in business administration from Southern Methodist University and a J.D. from the University of Texas, School of Law.

James W. Fugitt, Chief Information Officer

Mr. Fugitt has served as our Chief Information Officer since October 2011 and prior to that served as our Chief Technology Officer and Vice President of Application Development. Prior to joining us in 2002, Mr. Fugitt held various IT development and management positions at WorldNow, a new media company, and BSG Consulting, a technology consulting company. Mr. Fugitt holds a bachelor’s degree in electrical engineering from Columbia University.

R. Michele Rodgers, Chief Compliance Officer

Ms. Rodgers has served as our Chief Compliance Officer since April 2012 and additionally served in the role of Chief Risk Officer from June 2013 to July 2014. Ms. Rodgers joined us in March 2005 and has previously served as Controller and head of the Project Management Office. Prior to joining us, Ms. Rodgers worked in the fields of finance and technology consulting. Ms. Rodgers holds a bachelor’s degree in accounting from the University of Alabama.

Michelle L. Whatley, Chief Human Resources Officer

Ms. Whatley has served as our Chief Human Resource Officer since May 2013; prior to that she served as our EVP, Human Resources and Director of Human Resources Information Systems. Prior to joining us in June 2003, Ms. Whatley held various other human resources roles in both the technology and consumer industries. She currently serves as a member of the board of the nonprofit Santander Consumer USA Inc. Foundation. Ms. Whatley attended Midwestern State University, attained the Professional in Human Resources accreditation in 2002, and has been a member of the Society of Human Resources Management for over ten years.

Jennifer Popp, Deputy Chief Financial Officer

Ms. Popp has served in the finance industry since 2001, and joined our team in July 2012. Prior to joining our executive team, she served as Vice President, Controller for Residential Credit Solutions, Inc., a residential mortgage servicer, and as a senior manager for KPMG LLP. Ms. Popp holds bachelor’s and master’s degrees in accounting from the University of Missouri, and is a Certified Public Accountant and Chartered Financial Analyst (CFA) charterholder.

Richard Morrin, Executive Vice President, New Business

Mr. Morrin has served as our Executive Vice President of New Business since August 2011. Prior to joining us, Mr. Morrin held a variety of management positions in 21 years of combined service at Ally Financial and General Motors Acceptance Corp. Most recently, he managed the commercial lending operations for Ally automotive dealers in the United States and Canada. Mr. Morrin holds a bachelor’s degree in economics from the University of Pennsylvania and a master’s degree in business administration from the University of Virginia.

Peter Moenickheim, Chief Risk Officer

Mr. Moenickheim joined us as our Chief Risk Officer in August 2014. Prior to joining us, he served as Chief Control Officer and Executive Director, Risk Management and Controls of JPMorgan Chase from 2009 to August 2014. From 2008 to 2009, Mr. Moenickheim also served as Chief Risk and Credit Officer of ThinkCash, and also served as Chief Risk and Credit Officer of Nationwide Bank, a subsidiary of Nationwide Insurance, from 2005 to 2008. Mr. Moenickheim holds an A.B. in Economics from Princeton University.

George F. Schmelzel, III, Executive Vice President, Personal Lending

Mr. Schmelzel joined us as our Executive Vice President, Personal Lending in August 2014. Prior to joining us, Mr. Schmelzel served as the Chief Payments Officer for Dynamics Inc. from October 2013 to August, 2014. Before that, he served as SVP Director of Card Services at UMB Bank N.A. from 2006 to October, 2013. Mr. Schmelzel has over 35 years of experience in consumer financial services and has held executive positions at The Associates Corporation, Household International, First National Bank of Omaha and UMB Bank. Mr. Schmelzel holds a bachelor’s degree in business administration and marketing from California State University at Chico.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed the accounting firm of Deloitte & Touche LLP (“Deloitte”) to serve as SCUSA’s independent registered public accounting firm for the fiscal year ending December 31, 2015. A proposal to ratify that appointment will be presented at the Annual Meeting. Representatives of Deloitte are expected to be present at the meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of Deloitte as our independent public accountants is not required by our bylaws or other applicable legal requirement. However, the Board of Directors is submitting the selection of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and our stockholders’ best interests.

The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote on this matter at the Annual Meeting, whether in person or represented by proxy, will approve the proposal to ratify Deloitte as our independent auditors for the fiscal year ending December 31, 2015.

The Board of Directors unanimously recommends a vote FOR the ratification of our appointment of

Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year.

AUDIT FEES AND RELATED MATTERS

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered and expenses of Deloitte for the audits of our annual financial statements and the effectiveness of internal controls for the years ended December 31, 2014 and 2013, and fees billed for other services rendered and expenses of Deloitte during 2014 and 2013.

	2014	2013
Audit Fees(1)	$3,004,295	$2,002,100
Audit-Related Fees(2)	$1,820,261	$1,895,928
Tax Fees(3)	—	$30,000
All Other Fees	—	—

(1)	Represents fees billed for the audit of our financial statements included in our Annual Report on Form 10-K, review of financial statements included in our Quarterly Reports on Form 10-Q, and the audit of our internal controls over financial reporting.
(2)	Represents fees billed for assurance and consultative related services. Such services during 2014 and 2013 principally included attestation reports required under services agreements, certain accounting consultations, consent to use its report in connection with various documents filed with the SEC, and comfort letters issued to underwriters for securities offerings and the Company’s initial public offering and certain other agreed upon procedures.
(3)	Represents fees billed for tax compliance, including review of tax returns, tax advice and tax planning.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee of the Board of Directors has implemented procedures under our Audit Committee Pre-Approval Policy for Audit and Non-Audit Services to ensure that all audit and permitted non-audit services provided to us are pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of an independent accountant for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before it may be provided by our independent accountant. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary.

All of the audit-related, tax and all other services provided by Deloitte to us in 2014 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the procedures contained in the Pre-Approval Policy. The Audit Committee has determined that all non-audit services provided by Deloitte in 2014 were compatible with maintaining its independence in the conduct of its auditing functions.

REPORT OF THE AUDIT COMMITTEE

This report reviews the actions taken by the Audit Committee of the Board of Directors with regard to SCUSA’s financial reporting process during 2014 and particularly with regard to SCUSA’s audited consolidated financial statements as of December 31, 2014 and 2013 and for the three years ended December 31, 2014.

The Audit Committee is comprised of three non-management directors. The Board of Directors has determined that each member of our Audit Committee has no material relationship with the Company under our Board’s director independence standards and that each is independent under the listing standards of the New York Stock Exchange, and the SEC’s standards relating to the independence of audit committees. The Board has also determined that each member is financially literate and is an “audit committee financial expert” as defined by the SEC.

The Audit Committee of our Board of Directors operates under a written charter adopted by the Board of Directors that is published on the investor relations section of SCUSA’s web site at http://investors.santanderconsumerusa.com. We annually review our written charter and our practices. We have determined that our charter and practices are consistent with the listing standards of the New York Stock Exchange and the provisions of the Sarbanes-Oxley Act of 2002.

The purpose of the Audit Committee is to assist Board oversight of (i) our independent registered public accounting firm’s qualifications and independence, (ii) the performance of the internal audit function and that of the independent registered public accounting firm, (iii) management’s responsibilities to assure that there is in place an effective system of controls reasonably designed to safeguard the assets and income of the Company, (iv) assure the integrity of the Company’s financial statements, and (v) maintain compliance with the Company’s ethical standards, policies, plans and procedures, and with laws and regulations.

We discussed with Deloitte the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16 (Communications with Audit Committees), including Deloitte’s overall audit scope and audit approach as set forth in the terms of their engagement letter; Deloitte’s overall audit strategy for significant audit risks identified by them; and the nature and extent of the specialized skills necessary to perform the planned audit. In addition, we monitor the audit, audit-related and tax services provided by Deloitte. Details of the fees paid to Deloitte, as well as the Audit Committee’s Pre-Approval Policy can be found on page 21 of this proxy statement.

Deloitte provided us the written disclosures and the letter required by PCAOB’s Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence), and we discussed and confirmed with Deloitte their independence. As a result of this evaluation, we believe that Deloitte has the ability to provide the necessary expertise to audit the Company’s financial statements, and we approved the appointment of Deloitte as the Company’s independent registered public accounting firm for 2015, subject to stockholder advisory ratification.

Management is responsible for the Company’s internal control over financial reporting, the financial reporting process and the Company’s Consolidated Financial Statements. Deloitte is responsible for performing an independent audit of the Company’s Consolidated Financial Statements and of the effectiveness of internal control over financial reporting in accordance with auditing standards promulgated by the PCAOB. The Company’s Internal Audit Department, under the Chief Internal Auditor, is responsible to the Audit Committee for preparing an annual audit plan and conducting internal audits intended to evaluate the Company’s internal control structure and compliance with applicable regulatory requirements. The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing; as noted above, the Audit Committee’s responsibility is to monitor and oversee these processes.

We regularly meet and hold discussions with the Company’s management and internal auditors and with Deloitte, including sessions with the internal auditors and with Deloitte without members of management present. Management represented to us that the Company’s Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). We reviewed and discussed the Company’s Consolidated Financial Statements with management and Deloitte.

We also discussed with Deloitte the quality of the Firm’s accounting principles, the reasonableness of critical accounting estimates and judgments, and the disclosures in the Company’s Consolidated Financial Statements, including disclosures relating to significant accounting policies. Based on our discussions with the Firm’s management, internal auditors and Deloitte, as well as its review of the representations given to us and Deloitte’s reports to us, the Audit Committee recommended to the Board, and the Board approved, inclusion of the audited Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC.

Submitted by the Audit Committee of the Board:

Stephen A. Ferriss, Chairman

William P. Hendry

Wolfgang Schoellkopf

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under The Securities Act of 1933 or Exchange Act, and shall not otherwise be deemed filed under these Acts.

PROPOSAL 3: NON-BINDING, ADVISORY APPROVAL OF NAMED EXECUTIVE

OFFICER COMPENSATION (“SAY-ON-PAY”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the “Dodd-Frank Act”) added provisions to Section 14A of the Securities and Exchange Act of 1934 to provide that a public company’s proxy statement in connection with the annual meeting of stockholders must, at least once every three years, allow stockholders to cast a non-binding, advisory vote to approve the compensation of the company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. In accordance with the Dodd-Frank Act and rules adopted by the SEC thereunder, at the 2015 Annual Meeting, we are providing stockholders with an opportunity to cast a non-binding advisory vote to approve our compensation program for our named executive officers. This vote is referred to as a “Say-on-Pay” vote.

As described in detail in the Compensation Discussion and Analysis and the related compensation tables and narrative discussion that follow on pages 21-36 of this proxy statement, our executive compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals, align named executive officer and stockholder interests, attract and retaining quality leadership, and support a pay-for-performance philosophy, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation paid to SCUSA’s named executive officers, as disclosed in SCUSA’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion included in this proxy statement.”

Our Board of Directors unanimously recommends a vote FOR approval of the compensation of our named executive officers, on an advisory, non-binding basis, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.

PROPOSAL 4: NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF

FUTURE SAY-ON-PAY VOTING

Section 14A of the Securities and Exchange Act of 1934, as amended by the Dodd-Frank Act, also requires us, not less frequently than once every six years, to provide our stockholders the opportunity to vote on a non-binding, advisory basis regarding whether a stockholder Say-on-Pay vote with respect to the compensation of our named executive officers should be held every one, two or three years. Accordingly, under this Proposal 4, we are asking stockholders to vote on whether the Say-on-Pay vote on executive compensation should occur every one, two, or three years. Stockholders also may, if they wish, abstain on casting a vote on this proposal.

After careful consideration, our Board of Directors has determined that a Say-on-Pay advisory vote on executive compensation that occurs every three years is the most appropriate alternative for our Company. Therefore, the Board recommends that you vote for having the Say-on-Pay advisory vote occur every three years.

Submitting a Say-on-Pay advisory vote to stockholders every three years will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and business results. In addition, submitting a Say-on-Pay vote to stockholders every three years will allow us sufficient time to carefully review our executive compensation programs in light of the result of such vote before the next Say-on-Pay vote, and will also allow us sufficient time to engage with stockholders to understand and respond to the vote results. We intend to continue to engage with our stockholders regarding our executive compensation program during the period between Say-on-Pay votes.

We ask for your advisory vote for your preferred frequency of the submission of future Say-on-Pay votes to stockholders by indicating your choice that future submissions of Say-on-Pay votes to stockholders should occur every year, every two years, or every three years, or you may choose to abstain from voting on this issue. The option of every year, every two years, or every three years that receives a majority of the votes present and entitled to vote at the Annual Meeting will be the frequency of the submission of future Say-on-Pay votes selected by stockholders. We recognize that the stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of the Say-on-Pay vote.

This vote is advisory, and will not be binding on SCUSA or our Board of Directors. Although our Board of Directors will consider the voting results, it may ultimately decide that it is in the best interests of our stockholders and SCUSA to hold a Say-on-Pay vote on executive compensation more or less frequently than the option approved by our stockholders.

Stockholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) when voting in response to the resolution set forth below.

“RESOLVED, that the stockholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be every year, every two years, or every three years.”

Our Board of Directors unanimously recommends a vote for the say-on-pay advisory vote on executive compensation to occur once every 3 YEARS.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis describes the material elements of compensation awarded to, earned by, or paid to each of our executive officers who are included in the Summary Compensation Table, who we collectively refer to as our “named executive officers” or “NEOs” and focuses on the information contained in the following tables and related footnotes primarily for the fiscal year ended December 31, 2014.

For the fiscal year ended December 31, 2014, our named executive officers were:

•	Thomas G. Dundon, our Chairman and Chief Executive Officer;

•	Jason A. Kulas, our President and Chief Financial Officer;

•	Jason W. Grubb, our Chief Operating Officer, Originations;

•	Eldridge A. Burns, Jr., our Chief Legal Officer; and

•	Brad Martin, our Chief Operating Officer, Servicing.

In addition, this Compensation Discussion and Analysis explains the overall objectives of our executive compensation program, how each element of our executive compensation program is designed to satisfy these objectives, and the policies underlying our 2014 compensation program.

We design our executive compensation program to be consistent with best practices, support our businesses in achieving their key goals and imperatives, and drive stockholder value. We believe that our pay programs, which are intended to comply with directives from our regulators, are governed by a set of sound principles.

Philosophy and Objectives of Our Executive Compensation Program. The fundamental principles that we follow in designing and implementing compensation programs for the NEOs are to:

•	attract, motivate, and retain highly skilled executives with the business experience and acumen necessary for achieving our long-term business objectives;

•	link pay to performance;

•	align, to an appropriate extent, the interests of management with those of our stockholders; and

•	support our core values, strategic mission, and vision.

We aim to provide a total compensation package that is comparable to that of other financial institutions in the geographic area in which the NEOs are located, taking into account publicly available information considered by our Chief Executive Officer and Chief Human Resources Officer; however, we did not engage in formal market or industry benchmarking in fiscal year 2014. Within this framework, we consider each component of each NEO’s compensation package independently; that is, we do not evaluate what percentage each component comprises of the total compensation package. In fiscal year 2014, we took into account individual performance, level of responsibility, and track record within the organization in setting each named executive officer’s compensation.

Process for Determining Executive Compensation

SCUSA Compensation Committee. The Compensation Committee of our Board of Directors sets compensation for our executive officers including our NEOs and has oversight of, among other things, adoption, modification or termination of the terms of our executive equity-based incentive plan(s) (in which our NEOs participate) and approval of amounts paid to our NEOs under our executive equity-based incentive plans.

Benchmarking and Independent Compensation Consultant. While we engaged Semler Brossy Consulting Group, LLC during fiscal year 2014 for market and industry benchmarking regarding compensation for our independent directors, we did not engage any compensation consultant for market and industry benchmarking regarding compensation for our NEOs and executive officers for fiscal year 2014.

Principal Components of Executive Compensation

The Compensation Committee uses the following elements of compensation to attract and retain NEOs and maintain a stable team of effective leaders, to balance the compensation of the NEOs with the short-term and long-term objectives of the Company, and to align the interests of the NEOs with the interest of our stockholders. For fiscal year 2014, the compensation that we paid to our NEOs consisted primarily of base salary and short- and long-term incentive opportunities, as we describe more fully below. In addition, the NEOs were eligible for participation in company-wide welfare benefits plans, and we provided the NEOs with certain welfare benefits and perquisites not available to our employees generally, as we describe more fully below. The principal elements of compensation available to the NEOs include:

Element	Description and Purpose
Base Salary	Fixed cash compensation component that reflects the executive’s position and responsibilities. Offers security for NEOs and allows the Company to maintain a stable management team.

Annual Bonus

Annual bonus program designed to motivate and reward the achievement of Company and/or individual performance goals.

In 2014, the Compensation Committee awarded discretionary bonuses to our NEOs.

A portion of the bonus is deferred in cash and restricted stock units (“RSUs”) pursuant to the Santander Management Board Compensation Policy and Identified Staff Plan (as more fully described below).

Long-Term Equity-Based Incentive Compensation

In 2014, long-term equity-based incentives consisted of time-vesting stock options, which vest over a five year period subject to continued service (with certain exceptions).

Aligns long-term NEO and stockholder interests.

Retirement Benefits; Welfare Benefits; Perquisites	Provide NEOs with security during employment and into retirement and are competitive with overall market practices.

Employment and Change in Control Agreements

Severance benefits provided to certain NEOs upon certain terminations of employment (as more fully described below).

Facilitates retention of NEOs by providing income security in the event of job loss and/or change in control.

Base Salary

Base salary reflects each NEO’s level of responsibility, leadership, tenure and the Compensation Committee’s subjective evaluation of the NEO’s contribution to the performance and profitability of the Company. In establishing each NEO’s annual base salary, the Compensation Committee considered market salary data, our budget, achievement of performance objectives and our CEO’s assessment of the NEO’s performance. Except for Mr. Martin, the base salaries of the NEOs were generally set in accordance with each NEO’s employment agreement. While each such NEO’s employment agreement provides for the possibility of increases in base salary, annual increases are not guaranteed. The Compensation Committee reviewed the NEOs’ base salaries in 2014 and determined that base salary increases were warranted for 2015 as set forth below.

The following table provides detail regarding 2014 and 2015 base salaries for each NEO:

Name	2014 Annualized Base Salary	2015 Annualized Base Salary	Percentage Increase
Thomas Dundon	$2,625,000	$2,703,750	3.0%
Jason Kulas	$890,000	$916,700	3.0%
Jason Grubb	$647,059	$666,471	3.0%
Eldridge Burns	$346,000	$352,920	2.0%
Brad Martin	$383,000	$394,490	3.0%

Senior Executive Annual Bonus Plan

For 2014, the annual compensation of our executive officers included discretionary bonus payments (payable in cash and RSUs) pursuant to the Company’s Senior Executive Annual Bonus Plan (the “Bonus Plan”).

The Bonus Plan is intended to provide an incentive for superior work and to motivate covered key executives toward even greater achievement and business results, to tie their goals and interests to those of ours and our stockholders and to enable us to attract and retain highly qualified executives.

The Bonus Plan is a bonus plan under which our executive officers, including our NEOs, will be eligible to receive bonus payments with respect to a specified period (for example, our fiscal year). Bonuses under the Bonus Plan may be performance-based or discretionary.

For 2014, the Compensation Committee reviewed the Company’s 2014 fiscal-year performance and the individual performance of each NEO and approved discretionary bonuses for each such NEO as follows:

Named Executive Officer	2014 Discretionary Bonus Approved
Thomas Dundon	$3,840,000
Jason Kulas	$1,020,000
Jason Grubb	$663,000
Eldridge Burns	$265,200
Brad Martin	$293,250

For fiscal year 2014, awards under the Bonus Plan were payable in cash and RSUs. The cash amounts of the Bonus Plan awards (both immediately payable and deferred) are reflected in the “Bonus” column of the “—Summary Compensation Table.” The RSU portion of the Bonus Plan awards were issued from the SCUSA Omnibus Incentive Plan in March 2015 for Messrs. Burns and Martin and April 2015 for Messrs. Dundon, Kulas and Grubb and will be reflected in the “Stock Awards” column of the “—Summary Compensation Table” for 2015. For information about the requirement for our executive officers, including our NEOs, to defer a portion of their bonus awards, please see “—Santander’s Management Board Compensation Policy and Identified Staff Plan.”

Santander Management Board Compensation Policy and Identified Staff Plan

As we are a controlled company, owned indirectly by Banco Santander, S.A (“Santander”), certain of our executive officers, including our NEOs, and other identified staff are subject to Directive 2013/36/EU (“CRD

IV”) promulgated by the European Parliament and Council of the European Union. Under Santander’s Management Board Compensation Policy and Identified Staff Plan, certain identified staff, including all of our executive officers and all of our NEOs, are required to defer receipt of a portion of their variable compensation (including all bonuses paid under the Bonus Plan) in order to comply with CRD IV.

Accordingly, each NEO’s aggregate award under the Bonus Plan in respect of fiscal year 2014 was payable 50% in cash (a portion of which was deferred, except for the awards for Messrs. Kulas and Grubb) and 50% in the form of RSUs (a portion of which were vested and settled immediately and a portion of which were subject to vesting). After the shares subject to the RSUs are settled, they will remain subject to transfer and sale restrictions for a period of one year. The following table reflects the portions of each NEO’s award for the fiscal year 2014 that was payable in form of cash and RSUs:

Named Executive Officer	Cash Portion of 2014 Bonus Award($)	RSU Portion of 2014 Bonus Award($)
Thomas Dundon	$1,920,000	$1,920,000
Jason Kulas	$510,000	$510,000
Jason Grubb	$331,500	$331,500
Eldridge Burns	$132,600	$132,600
Brad Martin	$146,625	$146,625

Receipt of deferred portion of the variable compensation in respect of fiscal year 2014 (whether in the form of cash or RSUs) is contingent on the NEO remaining employed through the applicable settlement date and subject to there being no: (a) deficient financial performance of the Company; (b) material breach by the executive of any material internal rules or regulations of the Company; (c) material negative restatement of the Company’s financial statements (other than any restatement undertaken as a result of a change in accounting standards); or (d) material negative change in the capitalization of the Company or in the Company’s risk profile prior to the applicable settlement date.

Under the Santander Management Board Compensation Policy and Identified Staff Plan, the percentage of variable compensation that was required to be deferred in 2014 was based on each NEO’s classification (as reflected in the following table) and the amount of variable compensation earned.

Classification	Percentage of Annual Bonus Award Deferred
Executive Director	60%
Senior Management	50%
Other Executives	40%

Mr. Dundon was classified as an Executive Director. Accordingly, 40% of Mr. Dundon’s variable compensation with respect to fiscal year 2014 was payable immediately and the remaining 60% was deferred and will be settled over three years (2016, 2017 and 2018) in equal installments on each anniversary of the award date.

Our other executive officers, including all of our NEOs other than Mr. Dundon, were classified as Other Executives. Accordingly, 60% of their variable compensation with respect to fiscal year 2014 was payable immediately and the remaining 40% was deferred and will be settled over three years (2016, 2017 and 2018) in equal installments on each anniversary of the award date.

Our NEOs deferred the following amounts of their variable compensation with respect to fiscal year 2014 pursuant to the Santander Management Board Compensation Policy and Identified Staff Plan, and will be entitled to the following amounts of cash and shares in respect of RSUs upon the applicable settlement date(s) if all applicable conditions are satisfied:

Named Executive Officer	Total Amount Deferred ($)	Cash Deferred ($)	RSUs Deferred ($)
Thomas Dundon	$2,304,000	$1,152,000	$1,152,000
Jason Kulas	$408,000	—	$408,000
Jason Grubb	$265,200	—	$265,200
Eldridge Burns	$106,080	$53,040	$53,040
Brad Martin	$117,300	$58,650	$58,650

Long-Term Equity-Based Incentive Compensation

The Compensation Committee believes that the NEOs should have a portion of their total compensation opportunity in the form of long-term equity-based incentive compensation, further linking compensation to increasing stockholder value. Long-term equity-based incentive compensation encourages our NEOs to create and sustain stockholder value over longer periods because the value of this compensation is directly attributable to changes in the price of our common stock over time. In addition, long-term equity-based incentive compensation promotes retention because its full value cannot be realized until vesting occurs, which generally requires continued employment for multiple years.

We previously adopted the Management Equity Plan, under which Company employees and directors (including the NEOs) were eligible to receive nonqualified stock options to purchase SCUSA common stock with an exercise price of at least the fair market value of SCUSA common stock on the date of grant. The Management Equity Plan also provides for the grant of premium priced stock options, which are granted with a per share exercise price in excess of the fair market value of SCUSA common stock on the date of grant. The Management Equity Plan expired on January 31, 2015, and accordingly, no further awards will be made under this plan.

We have also adopted the SCUSA Omnibus Incentive Plan (the “Omnibus Incentive Plan”), which provides for the grant of nonqualified and incentive stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units and other awards that may be settled in or based upon the value of our common stock to eligible officers, employees, directors and consultants. However, no awards were granted under the Omnibus Incentive Plan in 2014.

In 2014, three of our NEOs (Messrs. Dundon, Kulas, and Grubb) received nonqualified stock options under our Management Equity Plan that (i) have an exercise price equal to the closing price of the stock on the date of grant; (ii) will vest over a five-year period in equal amounts each year; and (iii) will expire ten years after the date of grant. The Board and the Compensation Committee believe that these awards help the Company retain executives and focus attention on longer-term performance. The Board and the Compensation Committee believe that stock options are an effective motivational tool because they only have value to the extent the stock price on the date of exercise exceeds the exercise price on the grant date and are an effective element of compensation and retention only if the stock price grows over the term of the award.

The Board determined that the size and type of each grant to each of Messrs. Dundon, Kulas and Grubb was appropriate to recognize each such NEOs significant contribution to the Company during its IPO and to encourage each such NEO’s retention.

Stock options were granted to the Company’s NEOs under the Management Equity Plan in fiscal year 2014 as set forth below:

Named Executive Officer	Options Granted
Thomas Dundon	759,773
Jason Kulas	341,898
Jason Grubb	56,983

No awards were granted under the Omnibus Incentive Plan in fiscal year 2014.

Other Compensation

In addition to the benefits that all of our employees are eligible to receive, the NEOs are eligible to receive certain other benefits and perquisites. For fiscal year 2014, the additional benefits and perquisites included a car allowance, and Company-paid annual premiums for executive disability benefits. These benefits and perquisites are generally consistent with those paid to similarly situated SCUSA executives. Mr. Dundon’s perquisites also include financial planning expenses (including tax preparation services, accounting services and financial advisory and planning services), legal and estate planning expenses, reimbursements of certain medical expenses and club membership dues.

We pay certain expenses incurred by Mr. Dundon in the operation of his private plane when used for SCUSA business within the contiguous 48 states of the United States. This increases the level of safety and security for Mr. Dundon and allows Mr. Dundon to be more productive than if commercial flights were utilized, as the private plane provides a confidential and productive environment for conducting business without the scheduling constraints imposed by commercial airline service. Under this practice, the cost to the Company of the reimbursement is based on a set flight time hourly rate, and the amount of our reimbursement is not subject to a maximum cap per fiscal year. During fiscal year 2014, the average flight time hourly rate was approximately $5,800, and we paid approximately $577,000 to Meregrass Inc., a charter company affiliated with Mr. Dundon that manages this operation, under this practice.

Retirement Benefits

Each of the NEOs is eligible to participate in SCUSA’s qualified defined contribution retirement plan (i.e., 401(k) Plan) under the same terms as other eligible SCUSA employees, including with respect to the Company matching contribution under the 401(k) Plan. SCUSA provides these benefits in order to foster the development of the NEOs’ long-term careers with the Company. We do not provide defined benefit pension benefits, or nonqualified or excess retirement benefits to any of our NEOs.

Employment Agreements

We have entered into employment agreements with each of the NEOs (except for Mr. Martin), establishing key elements of compensation in addition to our generally-applicable plans and programs and that include certain restrictive covenants, such as those prohibiting post-employment competition or solicitation by the NEOs. We believe that these agreements provide stability to SCUSA and further the objectives of our compensation program, including our objective of attracting and retaining the highest quality executives to manage and lead the Company. See “—Potential Payments Upon Termination or Change of Control—Employment Agreements and Change in Control Agreements.”

Tax Considerations

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a federal tax deduction to public companies for compensation greater than $1 million paid in any tax year to specified executive officers unless the compensation is “qualified performance-based compensation” under that section. However, pursuant to the transition provisions under Section 162(m), certain compensation arrangements that are entered into by a corporation before it is publicly held, and that are disclosed in the corporation’s registration statement, may not be subject to the deductibility limits of Section 162(m) for a period of approximately three years following the consummation of the corporation’s public offering (the “Exemption”).

To the extent that they are not intended to qualify for the Exemption, certain of our compensation arrangements are designed to permit us to grant awards that may qualify as “qualified performance-based compensation;” however, it is possible that awards intended to qualify for the tax deduction many not so qualify if all requirements of the “qualified performance-based compensation” exemption are not met. Furthermore, the Compensation Committee believes that the tax deduction is only one of several relevant considerations in setting executive compensation and takes into account a multitude of factors in making executive compensation decisions. Accordingly, the Compensation Committee may, in certain circumstances, approve compensation arrangements that provide for compensation that is not deductible for federal income tax purposes.

Compensation Risk Assessment

At least annually, the Compensation Committee conducts an assessment of the compensation policies and practices for our employees, including our executive officers, and whether such policies and practices created risks that were reasonably likely to have a material adverse effect on the Company. Our management compensation team and an executive-level management compensation risk committee assist the Compensation Committee with such risk assessment and help ensure our compensation programs align with the Company’s goals and compensation philosophies and, along with other factors, operate to mitigate against the risk that such programs would encourage excessive risk-taking.

We believe our compensation programs strike the appropriate balance between short-term and long-term components. We consider the potential risks in our business when designing and administering our compensation programs, and we believe our balanced approach to performance measurement and compensation decisions works to mitigate the risk that individuals will be encouraged to undertake excessive or inappropriate risk. The Company’s compensation program also is subject to internal controls, and we rely on principles of sound governance and good business judgment in administering our compensation programs.

Based on its assessment in 2014, the Compensation Committee has determined, in its reasonable business judgment, that the Company’s compensation policies and practices as generally applicable to its executive officers and employees do not create risks that are reasonably likely to have a material adverse effect on the Company and instead promote behaviors that support long-term sustainability and stockholder value creation.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed it with the Company’s management. Based on such review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

Stephen A. Ferriss

Heidi Ueberroth

Roman Blanco

Summary Compensation Table

The following summary compensation table sets forth the total compensation paid or accrued for the years ended December 31, 2014, 2013 and 2012 (if applicable) for each individual who served as our Chief Executive Officer or Chief Financial Officer during fiscal year 2014, and our three other most highly compensated executive officers who were serving as executive officers on December 31, 2014.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
Thomas G. Dundon, CEO	2014	2,625,000	1,920,000	(2)	—		6,062,989	(4)	—	1,004,729	11,612,718
	2013	1,500,000	—		8,040,984	(4)	—		3,750,000	731,820	14,022,804
	2012	1,500,000	613,694		613,484	(4)	78,479,071	(4)	3,750,000	622,411	85,578,660

Jason A. Kulas, CFO	2014	890,000	510,000	(3)	—		2,728,346	(4)	—	41,954	4,170,300
	2013	400,000	275,930	(5)	3,618,440	(4)	—		1,000,000	17,544	5,311,914
	2012	400,000	115,000		—		6,208,846	(4)	1,000,000	29,006	7,752,852

Jason W. Grubb, COO, Originations	2014	647,059	331,500	(3)	—		454,724	(4)	—	27,899	1,461,182
	2013	350,000	240,606	(5)	603,064	(4)	—		650,000	12,381	1,856,051
	2012	350,000	100,000		—		5,551,138	(4)	650,000	12,381	6,663,519

Eldridge A. Burns Jr., CLO	2014	346,000	132,600	(2)	—		—		—	27,609	506,209
	2013	240,000	164,211	(5)	—		—		260,000	12,015	676,226
	2012	240,000	—		—		2,394,083	(4)	325,000	12,413	2,971,496

Brad Martin*, COO, Servicing	2014	383,000	146,625	(2)	—		—		—	42,536	572,161

*	Mr. Martin became an NEO in 2014, and was not previously an NEO of the Company.
(1)	We base the amounts in this column on actual base compensation paid or earned through the end of the applicable fiscal year.
(2)	Reflects the cash portion of the 2014 annual variable compensation under the Bonus Plan earned in 2014 pursuant to Santander’s Management Board Compensation Policy and Identified Staff Plan. A portion of the 2014 annual variable compensation under the Bonus Plan was deferred pursuant to Santander’s Management Board Compensation Policy and Identified Staff Plan and will be paid in each of 2016, 2017 and 2018. A portion of the 2014 annual variable compensation was paid in RSUs, was earned in 2014 and granted in 2015, and will be reflected under “Stock Awards” in the Summary Compensation Table for 2015.
(3)	Reflects the cash portion of the 2014 annual variable compensation under the Bonus Plan earned in 2014 pursuant to Santander’s Management Board Compensation Policy and Identified Staff Plan. A portion of the 2014 annual variable compensation was paid in RSUs, was earned in 2014 and granted in 2015, and will be reflected under “Stock Awards” in the Summary Compensation Table for 2015.
(4)	The value of the stock awards and option awards included in the Summary Compensation Table is based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 1 “Description of Business, Basis of Presentation, and Significant Accounting Policies and Practices—Stock Based Compensation” and Note 16, “Employee Benefit Plans” of our consolidated financial statements filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2014 for an explanation of the assumptions made in valuing these awards. See “Outstanding Equity Awards at Fiscal 2014 Year End” table for additional information regarding the vesting parameters that are applicable to these awards.
(5)	Reflects one-time cash retention payments (and related tax gross-ups) made to Messrs. Kulas, Grubb and Burns in July 2013.
(6)	Reflects annual cash bonuses paid to the NEOs in 2013 and 2012 under the Company’s previous Executive Incentive Program.

(7)	Includes the following amounts paid to or on behalf of the NEOs in fiscal year 2014:

	Car Allowance ($)	SCUSA Contribution to Defined Contribution Plan ($)	Membership Dues ($)		Financial Planning ($)	Estate Planning ($)	Legal Expenses ($)	Executive Disability Benefits ($)(b)		Medical Reimbursements ($)	Private Plane Expenses ($)		Total ($)
Thomas G. Dundon	12,246	13,000	12,100	(a)	284,683	55,000	21,637	13,586	(c)	15,377	577,100	(d)	1,004,729
Jason A. Kulas	9,600	14,555	—		—	—	—	2,422		15,377	—		41,954
Jason W. Grubb	9,600	—	—		—	—	—	2,922		15,377	—		27,899
Eldridge A. Burns, Jr.	9,600	—	—		—	—	—	2,632		15,377	—		27,609
Brad Martin	9,600	15,600	—		—	—	—	1,959		15,377	—		42,536

(a)	Amount represents country club dues paid by the Company on behalf of Mr. Dundon.
(b)	Amount listed represents the annual premiums paid by the Company for NEO executive disability benefits.
(c)	Amount listed represents the annual premiums paid by the Company for Mr. Dundon’s executive disability benefits, inclusive of an additional rider.
(d)	Amount listed represents expenses paid by the Company that were incurred by a company affiliated with Mr. Dundon in the operation of his private aircraft for Company business. See “Other Compensation” in this Compensation Discussion and Analysis for an explanation of how these expenses are derived.

Fiscal 2014 Grants of Plan-Based Awards

The following table provides information regarding short-term awards and long-term awards granted to our NEOs under our 2011 Management Equity Plan during the year ended December 31, 2014. No awards were granted in the year ended December 31, 2014 under the Omnibus Incentive Plan.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Thomas G. Dundon	January 2014	759,773	(1)	24.00	6,062,989	(2)
Jason A. Kulas	January 2014	341,898	(1)	24.00	2,728,346	(2)
Jason W. Grubb	January 2014	56,983	(1)	24.00	454,724	(2)
Eldridge A. Burns, Jr.	—	—		—	—
Brad Martin	—	—		—	—

(1)	Represents time-vesting option awards granted to certain NEOs pursuant to the 2011 Management Equity Plan. These options vest and become exercisable over five years in equal installments, subject to the NEO’s continued employment.
(2)	Value of the option awards is based on aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 1 “Description of Business, Basis of Presentation, and Significant Accounting Policies and Practices—Stock Based Compensation” and Note 16, “Employee Benefit Plans” of our consolidated financial statements filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2014 for an explanation of the assumptions made in valuing these awards.

Outstanding Equity Awards at Fiscal 2014 Year-End

The following table provides information regarding all outstanding equity awards held by our NEOs as of December 31, 2014.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Thomas G. Dundon	3,231,496	(1)	—		—		9.21	December 2021
	6,829,746	(2)	—		—		9.21	December 2021
	3,172,684	(2)	—		—		12.10	December 2021
	—		759,773	(3)	—		24.00	January 2024
									306,304	(4)	6,006,621	(6)
									17,284	(5)	146,395	(7)

Jason A. Kulas	332,656	(1)	—		—		9.21	December 2021
	230,984	(2)	—		—		9.21	December 2021
	101,917	(2)	—		—		12.10	December 2021
	—		341,898	(3)	—		24.00	January 2024
									137,837	(4)	2,702,964	(6)
									1,647	(5)	13,950	(7)

Jason W. Grubb	297,417	(1)	—		—		9.21	December 2021
	206,515	(2)	—		—		9.21	December 2021
	91,121	(2)	—		—		12.10	December 2021
	—		56,983	(3)	—		24.00	January 2024
									22,972	(4)	450,481	(6)
									761	(5)	6,446	(7)

Eldridge A. Burns, Jr	48,102	(1)	80,168	(1)	—		9.21	December 2021
	33,401	(2)	—		55,665	(2)	9.21	December 2021
	14,739	(2)	—		24,561	(2)	12.10	December 2021

Brad Martin	42,815	(1)	71,358	(1)	—		9.21	December 2021
	29,730	(2)	—		49,548	(2)	9.21	December 2021
	13,118	(2)	—		21,862	(2)	12.10	December 2021

(1)	Options with respect to SCUSA common stock were granted under the Management Equity Plan in February 2012. Time-vesting options generally vest and become exercisable over five years in equal installments subject to the participant’s continued employment. With respect to the options held by Messrs. Dundon, Kulas and Grubb, our board of directors accelerated the vesting of such options effective upon the initial public offering (“IPO”) completed in January 2014.
(2)	Options with respect to SCUSA common stock were granted under the Management Equity Plan in February 2012. These are performance-vesting options which generally vest and become exercisable over five years in equal annual installments, based on our achievement of applicable threshold ROE targets, and subject to the participant’s continued employment at each measurement date. These ROE targets were an ROE of 27.5% for each of 2012 and 2013 and 18% for each of the years 2014 through 2016. If we do not achieve the applicable threshold ROE target with respect to a measurement date, the portion of the performance-vesting option that would have vested had the ROE target been met will remain outstanding and will vest if, at any point prior to the earlier of the end of the five-year performance period or a “change in control” (as defined in the Management Equity Plan), we achieve an average ROE target of 25.0%, subject to the participant’s continued employment through such time. With respect to the options held by Messrs. Dundon, Kulas and Grubb, our board of directors approved the acceleration of the vesting of such options (including the waiver of performance conditions) effective as of, and subject to, the occurrence of the IPO.

(3)	Options with respect to SCUSA common stock were granted under the Management Equity Plan in January 2014. These options vest and become exercisable over five years in equal installments, subject to the NEO’s continued employment (and, subject to certain exceptions, in the event of a qualifying termination of employment).
(4)	Restricted shares granted under the Omnibus Incentive Plan vest ratably over five years, subject to continued employment. Vesting may be accelerated upon death, disability, termination of employment without cause or upon a change in control; provided, that, a change in control will not be deemed to occur as a result of the IPO or related transactions.
(5)	Reflects restricted shares of Santander common stock outstanding in respect of NEO bonus deferrals under Santander’s Management Board Compensation Policy and Identified Staff Plan granted in 2012 and vesting over three years in equal installments.
(6)	Valuation based on a per share price of our common stock on December 31, 2014 of $19.61.
(7)	Valuation based on a per share closing price of Santander common stock on December 31, 2014 of €7.00 and a rate of exchange of 0.8264 Euro to one U.S. Dollar on such date.

Fiscal 2014 Option Exercises and Stock Vested

The following table provides information regarding the exercise of stock options by our NEOs and the distribution of restricted stock held by our NEOs in 2014.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise(1) ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)
Thomas G. Dundon	—	—	76,576	(2)	1,501,655	(3)
	—	—	8,802	(4)	78,690	(6)
	—	—	17,285	(5)	154,528	(6)
Jason A. Kulas	374,377	5,371,350	34,459	(2)	675,741	(3)
	—	—	2,042	(4)	18,255	(6)
	—	—	1,648	(5)	14,733	(6)
Jason W. Grubb	334,719	4,802,358	5,743	(2)	112,620	(3)
	—	—	1,251	(4)	11,184	(6)
	—	—	760	(5)	6,794	(6)
Eldridge A. Burns	144,354	2,071,151	—		—
Brad Martin	128,494	1,843,556	—		—

(1)	Values in this column represent the aggregate difference between the market price of our common stock at the exercise date and the exercise price of the options.
(2)	Represents shares of restricted stock that vested in fiscal year 2014 with respect to stock awards granted under the Omnibus Incentive Plan. Pursuant to terms of the Omnibus Incentive Plan, participants may have shares of common stock withheld to cover income taxes related to the vesting of shares of restricted stock. These amounts represent the gross number of shares of restricted stock acquired on vesting by our NEOs. The following number of shares of restricted stock were withheld for income tax purposes for each NEO: for Mr. Dundon—32,123; for Mr. Kulas—14,455; and for Mr. Grubb—2,409.
(3)	Value was computed by multiplying the number of shares of restricted stock acquired on vesting (before shares withheld for income tax purposes) by the market price of our common stock on the vesting date.
(4)	Reflects certain deferred bonus amounts with respect to 2010 bonuses that were paid out in shares of Santander common stock in fiscal year 2014.
(5)	Reflects certain deferred bonus amounts with respect to 2011 bonuses that were paid out in shares of Santander common stock in fiscal year 2014.
(6)	Valuation based on per share closing price of Santander common stock on the vesting date. The price of such stock was converted from Euro to the U.S. Dollar equivalent based on the currency exchange rate in effect on such date.

Potential Payments Upon Termination or Change of Control

Employment Agreements and Change in Control Agreements

We are party to employment agreements (including change in control (“CIC”) agreements) with each NEO, except for Brad Martin. These agreements set the basis for payments and benefits to which each NEO would be entitled in the event of termination of such individual’s employment with our Company under various circumstances described below.

A Change in Control does not affect the timing or amount of severance payments to the NEOs under their employment agreements. See “—Employment Agreement with Thomas Dundon” and “—Employment Agreements with Jason A. Kulas, Jason W. Grubb and Eldridge A. Burns, Jr.”

Under the Management Equity Plan, vesting of awards is subject to acceleration upon a Change in Control. Specifically, unless otherwise provided by our Board of Directors, (i) time-vesting options will automatically vest and become exercisable, and (ii) performance-vesting options will vest to the extent that the Company achieves the applicable average return on equity target starting at the beginning of a pre-established five-year performance period and ending upon the date of the Change in Control.

Under the Management Equity Plan, “Change in Control” is defined as an event upon which (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, or any successor provision), other than Santander and its affiliates or Sponsor Auto Finance Holdings (“Sponsor Auto”) and its affiliates, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, or any successor provision), directly or indirectly, of more than 20% of the outstanding shares of SCUSA common stock (such person or group, the “Change in Control Owner”) or (ii) an event upon which Santander and its affiliates become the beneficial owners, directly or indirectly, of fewer shares of SCUSA common stock than the Change in Control Owner.

The Omnibus Incentive Plan provides that, among other things, in the event of a Change in Control, any restricted stock that was forfeitable prior to such Change in Control will become nonforfeitable. Accordingly, the restricted stock that was granted to Messrs. Dundon, Kulas and Grubb under the Omnibus Incentive Plan would immediately become fully vested upon a Change in Control.

A “Change in Control” is generally deemed to occur under the Omnibus Incentive Plan upon:

(1)	the acquisition by any individual, entity or group of “beneficial ownership” (pursuant to the meaning given in Rule 13d-3 under the Exchange Act) of 30% or more of either (a) the outstanding shares of the Company’s common stock or (b) the combined voting power of our then outstanding voting securities, with each of clauses (a) and (b) subject to certain customary exceptions;

(2)	a majority of the directors who constituted our board of directors at the time the Omnibus Incentive Plan was adopted are replaced by directors whose appointment or election is not endorsed by at least two-thirds of the incumbent directors then on the board of directors;

(3)	approval by our stockholders of the Company’s complete dissolution or liquidation; or

(4)

the consummation of a merger of the Company, the sale or disposition by the Company of all or substantially all of its assets, or any other business combination of the Company with any other corporation, other than any merger or business combination following which (a) the individuals and entities that were the beneficial owners of the outstanding common stock and the voting securities immediately prior to such business combination beneficially own more than 50% of the then-outstanding shares of common stock and combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such business combination in substantially the same proportions as immediately prior to such business combination, (b) no person beneficially owns 30% or more of the then-outstanding shares of common stock of the entity resulting from such business combination or the combined voting power of the then-outstanding voting securities of such entity and (c) at least two-thirds of the members of the board of directors of the parent company (or, if there is no parent company, the surviving company) following the consummation of the transaction were members of the board of directors at the time the execution of the initial agreement providing for the transaction was approved.

Employment Agreement with Thomas Dundon

Santander and the Company entered into an employment agreement with Mr. Dundon on December 31, 2011, which amended and restated the obligations of the parties under a prior agreement, dated September 23, 2006, as amended. Mr. Dundon’s employment agreement has an initial term of five years and, unless earlier terminated, will automatically extend annually for additional one-year terms following that time, unless any party provides written notice at least 90 days prior to such anniversary date that such party did not agree to renew the employment agreement. The employment agreement provides for an initial base salary of $1,500,000 per year, which will be reviewed annually and is subject to increase at the discretion of our board of directors. In addition to base salary, Mr. Dundon is eligible to receive an annual cash performance bonus with a target of no less than 100% of his then-current base salary and a maximum of up to 250% of his then-current base salary. The employment agreement also provides that, among other things, Mr. Dundon has a right to participate in all equity compensation programs and all other employee benefit plans and programs generally available to SCUSA’s senior executives and receive reimbursement of reasonable expenses in accordance with SCUSA’s policies and practices.

Subject to Mr. Dundon’s execution of a general release and waiver, if Mr. Dundon’s employment is terminated by SCUSA for any reason other than “cause” (but excluding death or disability), or if Mr. Dundon resigns for “good reason” (as defined below), Mr. Dundon is entitled to:

•	an amount equal to two times the sum of his then-current base salary and the target annual cash performance bonus then in effect, payable in a lump sum;

•	a lump sum payment equal to his then-current base salary, prorated through the date of termination; and

•	continuation of welfare benefits (including life, long-term disability and other fringe benefits) for Mr. Dundon and his dependents, on the same basis as provided to actively employed senior executives of SCUSA, until (i) the third anniversary of Mr. Dundon’s termination of employment, or (ii) with respect to benefits under SCUSA’s health insurance plan, the 18-month anniversary of Mr. Dundon’s termination of employment.

If Mr. Dundon’s employment is terminated as a result of his death or “inability to perform” (generally defined as being disabled under SCUSA’s long-term disability plan), he is entitled to (i) a lump sum payment equal to his then-current base salary, prorated through the date of termination, and (ii) in the event of a termination of employment due to “inability to perform” only, continuation of welfare benefits (including life, long-term disability and other fringe benefits) for Mr. Dundon and his dependents, on the same basis as provided to actively employed senior executives, until the third anniversary of Mr. Dundon’s termination of employment, or, with respect to benefits under SCUSA’s health insurance plan, the 18-month anniversary of Mr. Dundon’s termination of employment.

Pursuant to the terms of his employment agreement, Mr. Dundon is subject to the following restrictive covenants: (i) perpetual confidentiality; (ii) non-solicitation of employees, customers, suppliers or vendors of SCUSA or its affiliates during the term of employment and for a period of two years thereafter (subject to certain exceptions described in this paragraph, the “Dundon Restricted Period”); (iii) non-competition during the term of employment and for the Dundon Restricted Period; (iv) cooperation in the context of litigation involving SCUSA or its affiliates; and (v) non-disparagement of SCUSA, its affiliates, or their products, services or operations, officers, directors or employees during the term of employment and for the Dundon Restricted Period. The Dundon Restricted Period will be reduced to 18 months in the event Mr. Dundon’s employment is terminated by SCUSA for cause. In the event that SCUSA delivers written notice to Mr. Dundon of its desire to not extend the term of the employment agreement, the restrictive covenants will lapse on the last day of the employment term unless, on or before the end of the employment term, SCUSA makes a lump sum payment to Mr. Dundon equal to the sum of his base salary and target bonus in effect on the employment termination date, subject to Mr. Dundon’s execution of a general release and waiver. If SCUSA makes such a lump sum payment, the Dundon Restricted Period will extend for one year following Mr. Dundon’s termination of employment.

In the event that a payment is made to Mr. Dundon in connection with a change in control such that an excise tax imposed by Code Section 4999 applies, Mr. Dundon is entitled to a gross-up payment in an amount such that after payment of all taxes (including interest and penalties imposed with respect thereto), Mr. Dundon retains an amount as if the excise tax did not apply. However, if the amount otherwise due to Mr. Dundon is not more than 110% of the amount that he could receive without triggering the excise tax, the amount shall be reduced so that the excise tax does not apply.

Mr. Dundon’s employment agreement defines “Cause” as (i) breach of the agreement or other certain agreements to which Mr. Dundon and the Company are parties in any material respect; (ii) gross negligence or willful, material malfeasance, misconduct or insubordination in connection with the performance of duties; (iii) willful refusal or recurring failure to carry out written directives or instructions of our board of directors that are consistent with the scope and nature of duties and responsibilities; (iv) willful repeated failure to adhere in any material respect to any material written policy or code of conduct of the Company; (v) willful misappropriation of a material business opportunity, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (vi) willful misappropriation of any of the Company’s funds or material property; or (vii) conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony or the equivalent thereof, any other crime involving fraud or theft or any other crime with respect to which imprisonment is a possible punishment or the indictment (or its procedural equivalent) for a felony involving fraud or theft. Any termination of Mr. Dundon’s employment for Cause requires the board of directors to provide prior written notice to Mr. Dundon, a 15-day cure period, and an opportunity for Mr. Dundon to defend himself to the board of directors, other than a termination indicated in (vii), above.

A termination for “Good Reason” occurs if Mr. Dundon terminates his employment for any of the following reasons: (i) any material failure by the Company to comply with its compensation obligations under the agreement; (ii) any material failure by the Company to require a successor to assume the agreement; (iii) a substantial reduction in the executive’s responsibilities or duties except in accordance with the terms of the agreement; (iv) any relocation of the principal place of business of 20 miles or more; (v) materially increasing the travel required in the performance of duties under the agreement for a period of more than three consecutive months; (vi) assignment of duties that are inconsistent with the executive’s role; (vii) the reduction in executive’s title, except as contemplated by agreements or the articles of incorporation or bylaws; (viii) a material reduction in the executive’s responsibilities; or (ix) a resignation for any reason during the 30-day period following the date that is six months after a change in control of the Company. Mr. Dundon must provide SCUSA with written notice prior to any termination for Good Reason, following which SCUSA will have a 30-day period in which to remedy the circumstance.

Mr. Dundon’s employment agreement defines “Change of Control” as the occurrence of either of the following events, other than in connection with an IPO: (i) more than 50% of the equity interests in SCUSA (excluding any equity interests owned by Mr. Dundon) are at any time owned directly or indirectly by a person or entity other than Santander and its affiliates; or (ii) SCUSA sells all or substantially all of the assets owned by it, or ceases to engage in the business of acquiring from automobile dealers retail installment contracts originated in the United States whose obligors have on average, at origination, FICO® scores of less than 660.

Employment Agreements with Jason A. Kulas, Jason W. Grubb and Eldridge A. Burns, Jr.

SCUSA entered into employment agreements with Messrs. Kulas, Grubb and Burns on May 1, 2009. All of the employment agreements have an initial term of three years and, unless earlier terminated, will automatically extend annually for additional one-year terms following that time, unless any party provides written notice at least three months prior to such anniversary date that such party did not agree to renew the employment agreement. The employment agreements provide for an initial monthly base salary (for Mr. Kulas, $30,943 per month, for Mr. Grubb, $25,750 per month and for Mr. Burns, $15,471 per month), eligibility to receive an annual cash performance bonus, certain deferred bonus payments and participation in equity compensation programs available to SCUSA’s senior executives. The employment agreements also provide that, among other things, each of Messrs. Kulas, Grubb and Burns have a right to participate in employee benefit plans and programs generally made available by SCUSA and receive reimbursement of reasonable expenses in accordance with SCUSA’s policies and practices.

Subject to their execution of a general release and waiver, if any of Messrs. Kulas, Grubb or Burn’s employment is terminated by us without “cause” (but excluding death or disability), or if he resigns because of a reduction in his base salary or target bonus opportunity, each of Messrs. Kulas, Grubb and Burns will be entitled to:

•	salary continuation for the longer of 12 months or the balance of the employment agreement term;

•	full annual cash performance bonus for the calendar year in which the termination of employment occurs;

•	certain deferred bonus payments;

•	accelerated vesting and settlement of equity-related awards; and

•	continuation of medical and dental insurance under COBRA and continuation of life insurance coverage, in each case, for the longer of 12 months or the balance of the employment agreement term.

If any of Messrs. Kulas, Grubb, or Burn’s employment is terminated by us for “good reason,” he will be entitled to (i) a lump sum payment equal to 12 months of base salary, (ii) full annual cash performance bonus for the calendar year in which the termination of employment occurs, (iii) certain deferred bonus payments and (iv) continuation of medical and dental insurance under COBRA for 12 months.

If any of Messrs. Kulas, Grubb or Burn’s employment is terminated as a result of “disability” (generally defined by reference to SCUSA’s disability plans), he will be entitled to (i) a payment in lieu of short-term salary continuation benefits (only in the event that they are not eligible for short-term benefits due to lack of service with SCUSA), and (ii) prorated portions of his annual cash performance bonus for the year of termination and, in certain cases, for subsequent years.

If any of Messrs. Kulas, Grubb or Burn’s employment is terminated as a result of death, their estates will be entitled to (i) 12 months of salary continuation, (ii) full annual cash performance bonus for the calendar year in which the termination of employment occurs, and (iii) continuation of medical and dental insurance for their dependents for the longer of 12 months or the balance of the employment agreement term.

Pursuant to the terms of their employment agreements, each of Messrs. Kulas, Grubb and Burns is subject to the following restrictive covenants: (i) perpetual confidentiality; (ii) non-solicitation of employees of SCUSA or its affiliates during the term of employment and for one year thereafter; (iii) non-competition during the term of employment and for any period thereafter that he is receiving severance payments; (iv) cooperation in the context of litigation involving SCUSA or its affiliates during the term of employment and for the pendency of any such litigation or other proceeding; and (v) perpetual non-disparagement of SCUSA, its affiliates, or their officers or directors.

Messrs. Kulas, Grubb and Burn’s employment agreements each define “Cause” as (i) dishonesty; (ii) embezzlement, fraud, or other conduct which would constitute a felony, (iii) unauthorized disclosure of confidential information, (iv) failure to obey a material lawful directive that is appropriate to the executive’s position and from executive(s) in the executive’s reporting line; (v) material breach of the agreement; or (vi) failure (except in the event of disability) or refusal to substantially perform material obligations under the agreement.

Messrs. Kulas, Grubb and Burn’s employment agreements each define “Good Reason” as termination of employment by us if, in the reasonable opinion of Mr. Dundon in his capacity as the Chief Executive Officer of SCUSA (for so long as Mr. Dundon is Chief Executive Officer of SCUSA), such NEO has not met the expectations or fulfilled the responsibilities required of his position.

Tables Illustrating Potential Payments Upon Termination or Change in Control

The following table provides information regarding the payments and benefits to which each NEO would be entitled in the event of termination of such individual’s employment with our Company under specified circumstances, including a CIC. Except as otherwise noted, the amounts shown are (i) estimates only and (ii) assume that the applicable termination of employment was effective, or that the CIC occurred, as of December 31, 2014.

Name	Cash ($)(1)		Equity ($)(3)	Perquisites/ Benefits ($)		Tax Reimbursement ($)(7)	Total ($)
Thomas G. Dundon
Termination due to Death	2,625,000		6,006,621	—		—	8,631,621
Termination due to Inability to Perform	2,625,000		6,006,621	1,332,086	(4)	—	9,963,707
Termination for Good Reason	13,125,000		—	1,332,086	(4)	—	14,457,086
Termination without Cause	13,125,000		6,006,621	1,332,086	(4)	—	20,463,707
Termination without Cause or for Good Reason in Connection with a Change in Control	13,125,000		6,006,621	1,332,086	(4)	6,710,769	27,174,476
Change in Control (no termination of employment)	—		6,006,621	—		—	6,006,621

Jason A. Kulas
Termination due to Death	1,400,000		2,702,964	25,237	(6)	—	4,128,201
Termination due to Disability	510,000	(2)	2,702,964	—		—	3,212,964
Termination without Cause, resignation due to reduction in base salary or target bonus opportunity	1,400,000		2,702,964	44,776	(5)	—	4,147,740
Termination by the Company for Good Reason	1,400,000		—	25,237	(6)	—	1,425,237
Change in Control (no termination of employment)	—		2,702,964	—		—	2,702,964

Jason W. Grubb
Termination due to Death	978,559		450,481	25,237	(6)	—	1,454,277
Termination due to Disability	331,500	(2)	450,481	—		—	781,981
Termination without Cause, resignation due to reduction in base salary or target bonus opportunity	978,559		450,481	44,776	(5)	—	1,473,816
Termination by the Company for Good Reason	978,559		—	25,237	(6)	—	1,003,796
Change in Control (no termination of employment)	—		450,481	—		—	450,481

Eldridge A. Burns, Jr.
Termination due to Death	425,560		798,549	25,237	(6)	—	1,249,346
Termination due to Disability	79,560	(2)	798,549	—		—	878,109
Termination without Cause, resignation due to reduction in base salary or target bonus opportunity	425,560		1,597,116	44,776	(5)	—	2,067,452
Termination by the Company for Good Reason	425,560		—	25,237	(6)	—	450,797
Change in Control (no termination of employment)	—		1,597,116	—		—	1,597,116

Brad Martin
Termination due to Death	—		710,803	—		—	710,803
Termination due to Disability	—		710,803	—		—	710,803
Termination without Cause, resignation due to reduction in base salary or target bonus opportunity	—		—	—		—	—
Termination by the Company for Good Reason	—		—	—		—	—
Change in Control (no termination of employment)	—		1,421,606	—		—	1,421,606

(1)	Represents cash severance. For severance payment calculation, and time and form of such payments. See “—Potential Payments Upon Termination or Change of Control – Employment Agreements and Change in Control Agreements.”
(2)	Assumes that: (i) NEO first receives compensation under the Company’s short-term salary continuation program thirteen weeks prior to December 31, 2014 and begins receiving compensation and benefits under the Company’s long-term and individual disability insurance program on December 31, 2014, (ii) target level of annual cash performance bonus is achieved in fiscal year 2014 and no bonus is payable for subsequent years due to the NEO receiving compensation and benefits under the Company’s long-term and individual disability insurance program, and (iii) NEO is eligible for the Company’s short-term salary continuation benefits. See “—Potential Payments Upon Termination or Change of Control—Employment Agreements and Change in Control Agreements.”
(3)	Represents value of accelerated vesting of stock options with respect to SCUSA common stock as provided under the Management Equity Plan and accelerated vesting of restricted stock as provided under the Omnibus Incentive Plan. All unvested stock options as of December 31, 2014 that were granted to our NEOs in January 2014, and for which accelerated vesting would occur upon termination or a change-of-control, have a value of zero for purposes of disclosure in this table, as the per share price of our common stock was less than the exercise price of these options at December 31, 2014. Assumes that all applicable performance targets with respect to any performance-vesting stock options are achieved. See “—SCUSA 2011 Management Equity Plan,” “—SCUSA Omnibus Incentive Plan” and “—Equity Compensation Plans Information.”
(4)	Represents continuation of welfare benefits, perquisites and other fringe benefits as provided pursuant to Mr. Dundon’s employment agreement. Assumes no increase in the cost of welfare benefits. For welfare continuation payment calculation, and time and form of such payments. See “—Potential Payments Upon Termination or Change of Control—Employment Agreements and Change in Control Agreements.”
(5)	Represents continuation of medical and dental benefits and life insurance coverage. Assumes no increase in the cost of welfare benefits. For welfare continuation payment calculation, and time and form of such payments. See “—Potential Payments Upon Termination or Change of Control—Employment Agreements and Change in Control Agreements.”
(6)	Represents continuation of medical and dental benefits. Assumes no increase in the cost of welfare benefits. For welfare continuation payment calculation, and time and form of such payments. See “—Potential Payments Upon Termination or Change of Control—Employment Agreements and Change in Control Agreements.”
(7)	In the event that a payment is made to Mr. Dundon in connection with a Change in Control such that an excise tax imposed by Code Section 4999 applies, Mr. Dundon is entitled to a gross-up payment in an amount such that after payment of all taxes (including interest and penalties imposed with respect thereto), Mr. Dundon retains an amount as if the excise tax did not apply. However, if the amount otherwise due to Mr. Dundon is not more than 110% of the amount that he could receive without triggering the excise tax, the amount shall be reduced so that the excise tax does not apply.

Equity Compensation Plan Information

We currently administer one equity plan: our Omnibus Incentive Plan. We previously administered the SCUSA 2011 Management Equity Plan, which expired on January 31, 2015 and under which no further awards will be made. The following table provides information as of December 31, 2014 regarding shares of our common stock that may be issued under these equity plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	21,357,911	$10.82	5,383,467	(2)
Equity compensation plans not approved by security holders	—	—	—
Total	21,357,911	$10.82	5,383,467

(1)	Weighted-average exercise price is based solely on outstanding options.
(2)	Includes 4,657,737 shares available for issuance under the Omnibus Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. Under our written policy, our directors and director nominees, executive officers and holders of more than 5% of our common stock, including their immediate family members, will not be permitted to enter into a related party transaction with us, as described below, without the consent of our Audit Committee. Any request for us to enter into a transaction in which the amount involved exceeds $120,000 and any such party has a direct or indirect material interest, subject to certain exceptions, will be required to be presented to our Audit Committee for review, consideration and approval. Management will be required to report to our Audit Committee any such related party transaction and such related party transaction will be reviewed and approved or disapproved by the disinterested members of our Audit Committee.

The following is a summary of material provisions of various transactions we have entered into with our executive officers, directors (including nominees), 5% or greater stockholders and any of their immediate family members or entities affiliated with them. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.

Initial Public Offering and Subsequent Offering

On January 23, 2014, SCUSA completed an IPO in which certain stockholders sold 85,242,042 shares of Class A common stock at a public offering price of $24.00 per share. SCUSA received no net proceeds from the offering. On September 8, 2014, SCUSA completed a secondary offering of 10,047,954 shares of common stock by Sponsor Auto, an investment vehicle jointly owned by investment funds affiliated with certain entities, including Warburg Pincus LLC and Kohlberg Kravis Roberts & Co. L.P. at a public offering price of $18.68 per share. Sponsor Auto received all of the proceeds from the secondary offering. On December 31, 2011 and contemporaneously with the investment in us by the original private equity owners of Sponsor Auto, certain of our officers acquired shares of our common stock and entered to Management Shareholders Agreements that, among other things, provided that those officers may not sell or otherwise dispose of those shares until December 31, 2016 and for customary periods before and after underwritten offerings. After the original private equity owners of Sponsor Auto no longer held any investment in us, our board of directors waived the foregoing transfer restrictions for all of the subject individuals employed by us on May 20, 2015.

Stockholders Agreement

In connection with the IPO, we entered into the Stockholders Agreement, with SHUSA, DDFS, Sponsor Auto and Mr. Dundon. The Stockholders Agreement provides these stockholders, among other things, certain rights related to director nominations, approvals over certain actions taken by us and registration rights.

Board Composition

The Stockholders Agreement provides that SHUSA has the right to nominate a number of directors equal to the product (rounded to the nearest whole number of directors) of (i) a fraction, the numerator of which is the number of shares of our common stock then-held by SHUSA and the denominator of which is the total number our then-outstanding shares of common stock and (ii) the number of directors constituting our entire Board if there were no vacancies.

The Stockholders Agreement also provides that Mr. Dundon will have the right to serve as a director for so long as (x) he is our Chief Executive Officer or (y) he owns at least 5% of our then-outstanding shares of common stock (excluding shares acquired by DDFS or Mr. Dundon pursuant to any equity-based compensation plan) and has continued to comply with certain provisions of his employment agreement with the Company.

The Stockholders Agreement provides that SCUSA will take all action within its power to cause the individuals nominated pursuant to the provisions of the Stockholders Agreement described above to be included in the slate of nominees recommended by the board of directors to our stockholders for election as directors at each annual meeting of our stockholders and to cause the election of each such nominee, including soliciting proxies in favor of the election of such nominees. Each of SHUSA, Sponsor Auto and DDFS has committed under the terms of the Stockholders Agreement to vote all shares of our common stock owned by such stockholder to cause the election or re-election of the individuals nominated pursuant to the provisions of the Stockholders Agreement described above. In addition, SHUSA will have the right to designate a replacement to fill a vacancy on our board of directors created by the departure of a director that was nominated by SHUSA, and we will be required to take all action within our power to cause such vacancy to be filled by such designated replacement (including by promptly appointing such designee to the board of directors).

Approval Rights

The Stockholders Agreement also provides that the following actions by us will require the approval of a majority of the directors nominated by SHUSA for so long as SHUSA’s share ownership is greater than 20% of our outstanding shares of common stock:

•	except as required by changes in law or GAAP, any change to the material accounting policies of the Company;

•	except as required by changes in law or changes which are consistent with changes to the tax policies or positions of affiliates of Santander in the United States, any change to the material tax policies or positions of the Company; and

•	any change in the principal line of business of the Company or certain of our material subsidiaries.

Put and Call Rights

The Stockholders Agreement also provides that DDFS LLC and SHUSA have certain put and call rights relating to the shares of common stock owned by DDFS LLC. Following the expiration of Mr. Dundon’s employment under his employment agreement or if Mr. Dundon’s employment is terminated for death, because Mr. Dundon is unable to perform his job, by Mr. Dundon for good reason or by us for any reason other than for cause, DDFS LLC has the right, during the 90 days after such termination, to require SHUSA to purchase all (but not less than all) of the shares of common stock owned by DDFS LLC. In addition, upon the occurrence of certain events, SHUSA has the option to require DDFS LLC to sell all (but not less than all) of the shares of common stock owned by DDFS LLC. The events that trigger this call right include the expiration of Mr. Dundon’s employment under his employment agreement, the termination of Mr. Dundon’s employment for any reason and any default under the line of credit extended to DDFS LLC by an affiliate of Santander. All shares of common stock owned by DDFS LLC are subject to a pledge agreement for the benefit of the affiliate of Santander relating to a $300 million line of credit extended by such affiliate of Santander to DDFS LLC (which line of credit becomes immediately due and payable upon Mr. Dundon’s termination of employment for any reason). The purchase price per share upon exercise of put or call rights is generally equal to the average of the volume-weighted average price of a share of common stock for the ten trading days ending on (and including) the trading day immediately preceding a notice of exercise.

Registration Rights

The Stockholders Agreement also contains registration rights provisions with respect to our common stock. Specifically, each of Sponsor Auto and SHUSA has demand registration rights that are exercisable 180 days after the consummation of our IPO. The demand registration rights require us to register the shares of our common stock owned by Sponsor Auto or SHUSA with the SEC for sale by it to the public. We may postpone the filing of such a registration statement or suspend the effectiveness of any registration statement for a “blackout period” not in excess of 60 days if we are planning to prepare and file a registration statement for a primary offering or if there is a pending or contemplated material acquisition or other material transaction or reorganization and our

Chief Executive Officer or Chief Financial Officer reasonably concludes that such postponement or suspension would be in the Company’s best interest, provided that we may not postpone the filing of a registration statement or suspend the effectiveness of a registration statement more than once during any 12-month period. The Stockholders Agreement provides that we are responsible for and must pay all fees and expenses incident to any registration described above. SCUSA completed a secondary offering in 2014 as the result of the exercise of demand registration rights by Sponsor Auto. See “—Initial Public Offering and Subsequent Offering” above.

In addition, in the event that we are registering additional shares of common stock for sale to the public, whether on our own behalf, through a demand registration (as described above) or otherwise (other than any registration relating to any employee benefit or similar plan, any dividend reinvestment plan or any acquisition by us pursuant to a registration statement filed in connection with an exchange offer), we are required to give notice of our intention to effect such a registration to each of SHUSA, DDFS LLC and Sponsor Auto. Each of these stockholders will have piggyback registration rights pursuant to which they may require us to include their shares of our common stock in any such registration, subject to certain customary limitations and other customary registration rights provisions.

Other

The Stockholders Agreement provides that neither SHUSA nor we are permitted to take any action that would cause DDFS LLC or Sponsor Auto to be required to register as a bank holding company. The Stockholders Agreement also provides that the SHUSA, DDFS LLC and Sponsor Auto have preemptive rights to purchase their respective proportionate shares of any issuance by the Company of equity securities, securities convertible into or exercisable for equity securities or securities that include an equity component, subject to certain exceptions.

Other Arrangements

Guarantees

Santander has provided guarantees on the covenants, agreements, and our obligations under the governing documents of our warehouse facilities and privately issued amortizing notes. These guarantees are limited to our obligations as servicer.

Currently Outstanding Borrowing Arrangements

Santander has extended various credit facilities (the Santander Credit Facilities) to us.

•	Santander Consumer Funding 3 LLC (a subsidiary of SCUSA) has a committed facility of $1,750 million established with the New York Branch of Santander in December 2011. As of December 31, 2013, the balance of the line was $1,750 million. In 2013, we paid $30.7 million in interest and fees on this line of credit. As of December 31, 2014, the balance of the line was $1,750 million. In 2014, we paid $39.8 million in interest and fees on this line of credit. The effective interest rate on this facility in 2014 and 2013 was 2.33% and 2.09%, respectively. The current maturity of the facility is December 31, 2016.

•	Santander Consumer Funding 5 LLC (a subsidiary of SCUSA) has a committed facility of $1,750 million established with the New York Branch of Santander in December 2011. In 2013, the largest outstanding principal balance on this facility was $1,750 million and as of December 31, 2013, the balance of the line was $1,400 million. In 2013, we paid $19.3 million in interest and fees on this line of credit. In 2014, the largest outstanding principal balance on this facility was $1,750 million and as of December 31, 2014, the balance of the line was $1,140 million. In 2014, we paid $36.1 million in interest and fees on this line of credit. The effective interest rate on this facility in 2014 and 2013 was 2.85% and 2.58%, respectively. The current maturity of the facility is December 31, 2018.

•	Santander Consumer Captive Auto Funding LLC (a subsidiary of SCUSA) has a committed facility of $500 million established with the New York branch of Santander on May 31, 2013. As of December 31, 2013, the balance of the line was $500 million. In 2013, we paid $8.3 million in interest and fees on this line of credit. As of December 31, 2014, the balance of the line was $500 million. In 2014, we paid $14.3 million in interest and fees on this line of credit. The effective interest rate on this facility in 2014 and 2013 was 2.46% and 2.48%, respectively. The current maturity of the facility is December 31, 2016.

•	Santander Consumer Captive Auto Funding 5 LLC (a subsidiary of SCUSA) has a committed facility of $500 million established with the New York branch of Santander on May 31, 2013. In 2013, the largest outstanding principal balance on this facility was $280 million and as of December 31, 2013, the balance of the line was zero. In 2013, we paid $3.4 million in interest and fees on this line of credit. In 2014, the largest outstanding principal balance on this facility was $300 million and as of December 31, 2014, the balance of the line was zero. In 2014, we paid $2.2 million in interest and fees on this line of credit. The effective interest rate on this facility in 2014 and 2013 was 3.11%% and 3.10%, respectively. The current maturity of the facility is December 31, 2018.

•	Santander Consumer ABS Funding 2, LLC (a subsidiary of SCUSA) has a committed facility of $300 million established with SHUSA on March 6, 2014. As of December 31, 2014, the balance was at $300 million. In 2014, we paid $4.2 million in interest and fees on this line of credit. The effective interest rate on this facility in 2014 was 1.71%. The current maturity of the facility is March 5, 2017.

Any secured drawings outstanding under the Santander Credit Facilities at the time of the facilities’ maturity will amortize to match the maturities and expected cash flows of the corresponding collateral. The current maturity of each facility is listed above. Santander has the option to allow us to renew these facilities. These facilities currently permit unsecured borrowing.

Previously Outstanding Borrowing Arrangements

In 2011, we had a $1,800 million line of credit with Santander’s New York Branch. On December 30, 2011, the line was terminated and replaced with a $1.0 billion line of credit maturing on December 31, 2014. We did not borrow on the new line of credit. On May 31, 2013, the new line of credit was terminated and replaced with the facilities extended to Santander Consumer Captive Auto Funding LLC and Santander Consumer Captive Auto Funding 5 LLC.

We had a $500 million letter of credit facility with Santander’s New York Branch. We did not use the letter of credit facility during 2013 or 2014. In 2013, we incurred $526,000 in fees on this facility. In 2014, we incurred $507,000 in fees on this facility. This facility expired on December 31, 2014.

Servicing Arrangements

We are under contract with SBNA to service the bank’s retail and recreational vehicle loan portfolio, which had a balance of $896 million as of December 31, 2014. For the years 2014, 2013 and 2012, SBNA paid $10.0 million, $14.8 million, and $29.3 million, respectively, to us with respect to this agreement.

Through September 30, 2014, we were under contract with SBNA to service the bank’s portfolio of Chrysler dealer loans either purchased from us or originated under a flow agreement with us. Effective October 1, 2014, this contract was terminated and replaced with a new contract which transferred the servicing of all Chrysler dealer loans from SCUSA to SBNA and required SBNA to pay SCUSA a one-time fee of $607,000 related to the transfer of such servicing. For 2014 and 2013, SBNA paid $8.9 million and $987,000, respectively, in servicing fees to us related to these loans. SBNA paid us a $9 million referral fee in June 2013 in connection with the flow agreement.

We service all Chrysler Capital consumer vehicle leases originated under a flow agreement with, or sold to, SBNA in 2014. As of December 31, 2014, this portfolio of serviced leases had a balance of $1,990 million. For 2014, SBNA paid us $27.5 million in origination and servicing fees related to these leases.

Employment of Family Members of Directors or Executive Officers

From time to time, we may employ individuals who are immediate family members of our directors or executive officers, but only if they are at least as qualified as other applicants.

We have employed Kenneth Dundon as our Senior Vice President, Originations. Kenneth Dundon is the brother of our Chairman and Chief Executive Officer, Thomas Dundon. For 2013, Kenneth Dundon received salary and benefits having an aggregate value of $325,261, and for 2014, received salary and benefits having an aggregate value of $349,856. We believe that the compensation paid to Kenneth Dundon is comparable to the compensation we pay to other employees in equivalent positions with similar levels of performance, skill and experience.

Other Agreements

•	We have had a strategic finance relationship with Bluestem Brands, Inc. (“Bluestem”) since April 2013. In November 2014, Capmark Financial Group Inc. (“Capmark”), a company of which affiliates of Centerbridge Partners, L.P. (“Centerbridge”) own an approximately 32% interest, acquired Bluestem. Before our IPO in January 2014, Centerbridge, through Sponsor Auto, was a major stockholder of ours. Further, Mr. Kabaker, a member of our board of directors, is a member of Centerbridge management and also serves on the board of directors of Capmark. During 2014, we originated approximately $343 million in loans under our agreement with Bluestem.

•	Produban Servicios Informaticos Generales, S.L., a Santander affiliate, is under contract with us to provide a videoconferencing system. Expenses incurred totaled $135,000, $152,000 and $148,000 for the years ended December 31, 2014, 2013 and 2012, respectively.

•	We have entered into interest rate swaps and caps with Santander and its affiliates with a notional value of approximately $16.3 billion as of December 31, 2014. Interest expense on these agreements includes amounts totaling $44.4 million, $29.7 million and $54.4 million for the years ended December 31, 2014, 2013 and 2012, respectively.

•	On December 21, 2012, we entered into a Master Services Agreement with a company in which we have a cost method investment and hold a warrant to increase our ownership if certain vesting conditions are satisfied. The Master Services Agreement enables us to review credit applications of retail store customers. We began reviewing applications under terms of this Agreement on October 24, 2013 and originated $17.4 million and $139,000 in loans in 2014 and 2013, respectively, under this agreement.

•	We pay certain expenses incurred by Mr. Dundon in the operation of his private plane when used for SCUSA business within the contiguous 48 states of the United States. Under this practice, payment is based on a set flight time hourly rate. During fiscal year 2013, the average flight time hourly rate was approximately $5,400, and we paid approximately $496,000 to Meregrass, Inc., a 135 charter company affiliated with Mr. Dundon that manages this operation, under this practice. During fiscal year 2014, the average flight time hourly rate was approximately $5,800, and we paid approximately $577,000 to Meregrass, Inc.

•	Two of the funds that invested in Sponsor Auto, CCP II Auto Holdings LLC and KKR 2006 Auto Holdings I LLC, also were the equity investors in two LLCs that were formed in 2011 and were consolidated in our financial statements due to our being the primary beneficiary of the entities. On August 30, 2013, the funds abandoned their interests in the entities, resulting in our having full ownership of the entities, which continue to be consolidated in our financial statements. Each fund’s investment in each LLC was $5,000. At the time the LLCs were formed, we entered into indemnification agreements with each of the funds whereby we reimbursed the funds, on a grossed-up basis, for all taxes they incurred related to their investments in the LLCs. Payments under these indemnification agreements have totaled $28,080,000, all of which was paid during the year ended December 31, 2012. In July 2013, we recovered $9,092,925 of this amount as a result of a tax refund to one of the funds. In November 2013, we recovered an additional $9,172,726 and in 2014, we recovered an additional $3,099,105. At December 31, 2014, we had a receivable of $5,503,816, representing the remaining amount of the indemnification payments that we expect to recover as the funds receive additional tax refunds. Additionally, one of the funds served as the managing member of the VIEs until the abandonment.

•	On October 21, 2013, we entered into a lease for approximately 373,000 square feet at a property that now serves as our corporate headquarters, and in which property Mr. Dundon, Mr. Kulas and Mr. Sanchez each have a minority equity investment. As of December 31, 2014, future minimum lease payments for the 12-year term of the lease total approximately $83.6 million. For the fiscal year 2014, we made $144,000 in lease payments on this property. We made no lease payments on this property in 2013.

Compensation Committee Interlocks and Insider Participation

During 2014, our Compensation Committee consisted of Stephen A. Ferriss, Heidi Ueberroth and Roman Blanco. No member of the Compensation Committee was during that time or in the past an officer or employee of the Company or any of its subsidiaries. In addition, none of our executive officers served on the compensation committee of any other entity, for which any executive officers of such other entity served on either our Board or on our Compensation Committee and no member or our Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K.

During 2014, Mr. Dundon, our Chairman and Chief Executive Officer, served on the board of directors of SHUSA, our majority stockholder and Roman Blanco, SHUSA’s Chief Executive Officer, served on our Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of May 7, 2015 (unless otherwise noted) by (i) each person known to beneficially own more than 5% of our common stock; (ii) each of our directors and director nominees; (iii) each of our NEOs; and (iv) all current directors and director nominees and executive officers as a group.

For purposes of this table, “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) takes into account shares as to which the individual has or shares voting or investment power as well as shares that may be acquired within 60 days (such as by exercising vesting stock options or SARs, or the vesting of RSUs) and is different from beneficial ownership for purposes of Section 16 of the Exchange Act. As a result, the numbers below may differ from the numbers reported in forms filed pursuant to Section 16.

To our knowledge and unless otherwise indicated, each stockholder listed below has sole voting and investment power over the shares listed as beneficially owned by such stockholder. Percentage of ownership is based upon 357,452,346 shares of common stock outstanding as of May 7, 2015. Number of shares held by beneficial owners of more than 5% of our common stock are as of the date of the applicable SEC filings made by those owners (unless otherwise noted), however, percentages have been recalculated as of May 7, 2015.

Name of Beneficial Owner	Shares Owned
	Number	Percentage
Beneficial owners of 5% or more of our common stock:
DDFS LLC(1)(2)	34,598,506	9.68%
Santander Holdings USA, Inc.(2)(3)	210,995,049	59.03%

Directors, Director Nominees and Named Executive Officers:
Thomas G. Dundon(4)	41,213,340	11.33%
Jason Kulas(5)	742,443	*
Jason Grubb(6)	455,524	*
Eldridge A. Burns, Jr.(7)	47,389	*
Brad Martin(8)	24,250	*
Roman Blanco	11,000	*
Jose Garcia Cantera	—	*
John Corston	—	*
Gonzalo De Las Heras	—	*
Stephen A. Ferriss(9)	1,041	*
William Hendry	—	*
Victor Hill	—	*
Matthew Kabaker	—	*
Monica Lopez Monis	—	*
Javier Maldonado	—	*
Blythe Masters	—	*
Robert J. McCarthy	—	*
Tagar C. Olson	—	*
Gerald Plush	—	*
William Rainer	—	*
Javier San Felix	—	*
Alberto Sanchez(10)	2,500	*
Wolfgang Schoellkopf	—	*
Heidi Ueberroth(11)	734	*
All executive officers, directors and director nominees as a group (31 persons)	42,800,333	11.73%

*	Less than 1% of the outstanding beneficial ownership
(1)	A Delaware limited liability company solely owned by our Chairman and Chief Executive Officer, Thomas G. Dundon.
(2)	DDFS LLC and SHUSA (which collectively owned 245,593,555 shares, or 68.71% of our outstanding common stock as of May 7, 2015), are parties to the Stockholders Agreement, which provides certain board nomination rights to SHUSA and certain voting obligations in connection with those rights. Due to these board nomination rights and voting obligations, each of DDFS LLC and SHUSA may be deemed to beneficially own all shares beneficially owned by each other party which are subject to such voting obligations. In addition, upon the occurrence of certain events, SHUSA has the right to require DDFS LLC to sell to SHUSA all (but not less than all) of the shares of common stock owned by DDFS LLC. The events that trigger this call right include the expiration of Mr. Dundon’s employment under his employment agreement, the termination of Mr. Dundon’s employment for any reason and any default under the $300 million line of credit extended to DDFS LLC by an affiliate of Santander (which line of credit becomes immediately due and payable on Mr. Dundon’s termination of employment for any reason). The table does not reflect shares which may be deemed to be beneficially owned by DDFS LLC or SHUSA solely by virtue of the Stockholders Agreement.
(3)	A wholly owned subsidiary of Santander.
(4)	Includes 34,598,506 shares owned by DDFS LLC, 306,304 shares of restricted stock and 6,239,561 stock options that are currently exercisable or are exercisable within 60 days of May 7, 2015. All of the shares owned by DDFS LLC are pledged as security for a line of credit extended to DDFS LLC by an affiliate of Santander.
(5)	Includes 137,836 shares of restricted stock and 546,747 stock options that are currently exercisable or are exercisable within 60 days of May 7, 2015.
(6)	Includes 22,972 shares of restricted stock and 397,266 stock options that are currently exercisable or are exercisable within 60 days of May 7, 2015.
(7)	Includes 24,064 stock options that are currently exercisable or are exercisable within 60 days of May 7, 2015.
(8)	Includes 21,413 stock options that are currently exercisable or are exercisable within 60 days of May 7, 2015.
(9)	Includes 1,041 stock options that are currently exercisable or are exercisable within 60 days of May 7, 2015.
(10)	Mr. Sanchez resigned from the Board effective May 31, 2015.
(11)	Includes 734 stock options that are currently exercisable or are exercisable within 60 days of May 7, 2015.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and any persons who own more than 10% of our common stock to file reports with the SEC with respect to their ownership of common stock. Directors, executive officers and persons owning more than 10% of our common stock are required to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such reports received by us and any written representations from reporting persons that no other reports were required of those persons, we believe that during 2014 all such reports required to be filed by our directors and executive officers were filed, except for inadvertent failures to file with respect to purchases of common stock by each of Mr. Sanchez and Mr. Blanco in January 2014; an initial statement of beneficial ownership in April 2014 by Mr. Plush; an initial statement of beneficial ownership in April 2014 by Ms. Ueberroth; and a sale of common stock by Mr. Sanchez in April 2015.

OTHER INFORMATION

Costs of Proxy Solicitation

Proxies will be solicited from our stockholders by mail and through the Internet. We will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. We may engage a proxy solicitation firm to solicit proxies in connection with the Annual Meeting, and we estimate that the fee payable for such services would be less than $10,000. It is possible that our directors, officers and other employees may make further solicitations personally or by telephone, facsimile or mail. Our directors, officers and other employees will receive no additional compensation for any such further solicitations.

Stockholder Proposals for the 2016 Annual Meeting of Stockholders

Stockholder proposals submitted pursuant to SEC Rule 14a-8 for inclusion in our 2016 proxy statement and acted upon at our 2016 Annual Meeting (the “2016 Annual Meeting”) must be received by us at our executive offices at 1601 Elm St., Suite #800, Dallas, Texas 75201, Attention: Office of the Secretary, no later than 120 calendar days before the one-year anniversary of the date of our proxy statement released to stockholders in connection with the 2015 Annual Meeting. If, however, the 2016 Annual Meeting takes place more than 30 days before or after July 15, 2016, then the deadline for stockholder proposals submitted pursuant to SEC Rule 14a-8 for inclusion in our 2016 proxy statement and acted upon at our 2016 Annual Meeting shall be a date that we determine to be a reasonable time before we begin to print and send our Proxy Materials. In this event, we will disclose this deadline in a public filing with the SEC.

Stockholder proposals submitted for consideration at the 2016 Annual Meeting but not submitted pursuant to SEC Rule 14a-8, including stockholder nominations for candidates for election as directors, generally must be delivered to the Secretary at our executive offices not later than 90 days nor earlier than 120 days before the first anniversary of the date of the 2015 Annual Meeting. As a result, any notice given by a stockholder pursuant to the provisions of our Bylaws (other than notice pursuant to SEC Rule 14a-8) must be received no earlier than March 17, 2016 and no later than April 16, 2016. However, if the date of the 2016 Annual Meeting occurs more than 30 days before or more than 60 days after July 15, 2016, notice by the stockholder of a proposal must be delivered no earlier than the close of business on the 120th day prior to the date of such annual meeting and no later than the close of business on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which we first make a public announcement of the date of the annual meeting. Stockholder proposals or nominations must include the specified information concerning the stockholder and the proposal or nominee as described in our Bylaws.

Householding

If you and other persons in your household own shares of our Common Stock as the beneficial owner, your broker or bank may have given notice that your household will receive only one copy of our annual report and proxy statement. This practice is known as “householding.” Unless you responded to that notice that you did not wish to participate in householding, you would be deemed to have consented to participating, and only one copy of our annual report and Proxy Statement would be sent to your address (however, each stockholder would continue to receive a separate proxy card). This procedure reduces our printing costs and postage fees.

Any stockholder who wishes to receive his or her own set of our annual reports and proxy statements, or who shares an address with another stockholder of SCUSA and together would like to receive only one set of annual disclosure documents, should contact us at 1601 Elm St., Suite #800, Dallas, Texas 75201 Attention: Corporate Secretary, being sure to supply the names of all stockholders at the same address, the name of the bank or brokerage firm, and the account number(s). You can also reach us at (214) 634-1110. The revocation of consent to householding should be effective 30 days after the notice is received.

By Order of the Board of Directors,

Eldridge A. Burns, Jr.

Chief Legal Officer

ANNUAL MEETING OF SANTANDER CONSUMER USA HOLDINGS INC.

Date: July 15, 2015
Time: 10:00 A.M. (Local Time)
Place: 1601 Elm Street, Suite 800, Dallas, Texas 75201
Please make your marks like this: ☒ Use dark black pencil or pen only
Board of Directors Recommends a Vote FOR proposals 1, 2 and 3 and 3 YEARS on proposal 4.
1:	Election of Directors					Directors Recommend ä
		For		Withhold
	01 Thomas G. Dundon	☐		☐		For
	02 Jose Garcia Cantera	☐		☐		For
	03 Stephen A. Ferriss	☐		☐		For
	04 Victor Hill	☐		☐		For
	05 Mónica López-Monís Gallego	☐		☐		For
	06 Javier Maldonado	☐		☐		For
	07 Blythe Masters	☐		☐		For
	08 Robert J. McCarthy	☐		☐		For
	09 Gerald P. Plush	☐		☐		For
	10 William Rainer	☐		☐		For
	11 Wolfgang Schoellkopf	☐		☐		For
	12 Heidi Ueberroth	☐		☐		For
		For	Against	Abstain
2:	The ratification of our appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year.	☐	☐	☐		For
3:

Say-on-Pay. Approval of the compensation of our named executive officers, on an advisory, non-binding basis, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.

		☐	☐	☐		For
4:	Say-on-Frequency. Approval for the say-on-pay advisory vote on executive compensation to occur once every 3 YEARS.	1 year ☐	2 years ☐	3 years ☐	Abstain ☐	3 Years
5:	To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.
Authorized Signatures - This section must be completed for your Instructions to be executed.

	Please Sign Here	Please Date Above

	Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign.Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Santander Consumer USA Holdings Inc. to be held on Wednesday, July 15, 2015 for Holders as of June 1, 2015 This proxy is being solicited on behalf of the Board of Directors
VOTE BY:
INTERNET		TELEPHONE
Go To		855-782-8499

www.proxypush.com/sc
• Cast your vote online.		OR	•	Use any touch-tone telephone.
• View Meeting Documents.			•	Have your Proxy Card/Voting Instruction Form ready.
		MAIL	•	Follow the simple recorded instructions.

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Eldridge A. Burns, Jr. and Jason A. Kulas, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Santander Consumer USA Holdings Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2 AND 3 AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 4.

All votes must be received by 5:00 P.M., Eastern Time, July 14, 2015.

PROXY TABULATOR FOR
SANTANDER CONSUMER USA HOLDINGS INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #
OFFICE #

Proxy — Santander Consumer USA Holdings Inc.
Annual Meeting of Stockholders
July 15, 2015 10:00 A.M. (Local Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Eldridge A. Burns, Jr. and Jason A. Kulas (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Santander Consumer USA Holdings Inc., a Delaware corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of Santander Consumer USA Holdings Inc., at 1601 Elm Street, Suite 800, Dallas, Texas 75201, on Wednesday, July 15, 2015 at 10:00 A.M. (Local Time) and all adjournments thereof.

The Board of Directors of the Company recommends a vote “FOR” all nominees for director, “FOR” proposals 2 and 3, and for “3 YEARS” for Proposal 4.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director and “FOR” each proposal. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.